Exhibit 99.1

Report of Independent Registered Public Accounting Firm

The Board of Directors

New Century Financial Corporation:

We have audited the accompanying consolidated balance sheets of New Century Financial Corporation and subsidiaries as of December 31, 2003 and 2002 and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The consolidated financial statements give retroactive effect to the merger of a wholly-owned subsidiary of New Century Financial Corporation with and into New Century TRS Holdings, Inc. on October 1, 2004, which has been accounted for similar to a pooling of interests as described in Note 1 to the consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for similar to the pooling of interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation. However, they will become the historical consolidated financial statements of New Century Financial Corporation and subsidiaries after financial statements covering the date of consummation of the business combination are issued.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of New Century Financial Corporation and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the business combination.

/s/    KPMG LLP

Los Angeles, California

October 11, 2004

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated balance sheets

As of December 31, 2003 and 2002

(Dollars in thousands, except share amounts)

	2003	2002
Assets
Cash and cash equivalents	$269,540	176,669
Restricted cash	116,883	6,255
Mortgage loans held for sale, net (notes 2 and 7)	3,422,211	1,920,396
Mortgage loans held for investment, net (notes 3 and 8)	4,745,937	—
Residual interests in securitizations (note 4)	179,498	246,964
Mortgage servicing assets (note 5)	1,900	10,271
Accrued interest receivable	35,824	2,079
Deferred income taxes (note 13)	93,928	—
Office property and equipment (notes 6 and 10)	32,258	20,336
Prepaid expenses and other assets	36,901	19,958

Total assets	$8,934,880	2,402,928

Liabilities and Stockholders’ Equity
Credit facilities (notes 2 and 7)	$3,311,837	1,885,498
Financing on mortgage loans held for investment, net (note 8)	4,686,323	—
Convertible notes, net (note 9)	204,858	—
Notes payable (note 10)	18,977	16,699
Income taxes payable (note 13)	41,551	24,611
Accounts payable and accrued liabilities (notes 12 and 15)	129,323	83,890
Deferred income taxes (note 13)	—	5,680

Total liabilities	8,392,869	2,016,378

Commitments and contingencies (note 12)
Stockholders’ equity (notes 15 and 16):
Preferred stock, $0.01 par value. No shares issued and outstanding at December 31, 2003 and 2002	—	—
Common stock, $0.01 par value. Issued and outstanding 33,759,695 and 23,538,643 shares at December 31, 2003 and 2002, respectively	338	235
Additional paid-in capital	52,988	115,345
Accumulated other comprehensive loss	(1,742)	—
Retained earnings, restricted	509,998	279,124

	561,582	394,704
Treasury stock, 377,500 shares at December 31, 2003 and 184,000 shares at December 31, 2002, respectively, at cost	(14,163)	(4,439)
Deferred compensation costs	(5,408)	(3,715)

Total stockholders’ equity	542,011	386,550

Total liabilities and stockholders’ equity	$8,934,880	2,402,928

See accompanying notes to consolidated financial statements.

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated statements of operations

Years ended December 31, 2003, 2002, and 2001

(In thousands, except per share and share amounts)

	2003	2002	2001
Revenues:
Gain on sale of loans (note 2)	$611,136	451,744	182,612
Interest income (note 2)	329,463	122,331	62,706
Residual interest income (note 4)	24,228	31,723	36,356
Servicing income (note 5)	11,139	432	10,616
Other income	—	16	1,046

Total revenues	975,966	606,246	293,336

Expenses:
Personnel (notes 12 and 14)	248,796	149,136	83,427
Interest (note 8)	117,575	50,588	54,127
General and administrative (notes 12 and 17)	105,301	69,595	52,787
Provision for loan losses on mortgage loans held for investment (note 3)	26,304	—	—
Advertising and promotion	26,118	20,234	11,610
Professional services	28,620	10,357	7,901

Total expenses	552,714	299,910	209,852

Earnings before income taxes	423,252	306,336	83,484
Income taxes (note 13)	177,769	126,636	35,464

Net earnings	245,483	179,700	48,020
Dividends paid on preferred stock	—	442	2,900

Net earnings available to common stockholders	$245,483	179,258	45,120

Basic earnings per share (note 20)	7.26	5.19	1.83
Diluted earnings per share (note 20)	6.56	4.62	1.52
Basic weighted average shares outstanding	33,835,127	34,564,656	24,721,679
Diluted weighted average shares outstanding	37,410,425	38,897,072	31,599,876

See accompanying notes to consolidated financial statements.

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated statements of comprehensive income

Years ended December 31, 2003, 2002, and 2001

(In thousands)

	2003	2002	2001
Net earnings	$245,483	$179,700	$48,020
Other comprehensive loss:
Unrealized loss on derivative instruments designated as hedges, net of tax of $1,261	(1,742)	—	—

Comprehensive income	$243,741	$179,700	$48,020

See accompanying notes to consolidated financial statements.

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated statements of changes in stockholders’ equity

Years ended December 31, 2003, 2002, and 2001

(In thousands)

	Preferred shares outstanding	Preferred stock amount	Common shares outstanding	Common stock amount	Additional paid-in capital	Accumulated other comprehensive loss	Retained earnings, restricted	Treasury shares outstanding	Deferred compensation	Total
Balance December 31, 2000	40	$—	14,853	$149	90,579	—	61,426	—	(5)	152,149
Proceeds from issuance of common stock	—	—	5,544	55	54,461	—	—	—	—	54,516
Issuance of common stock for acquisition of subsidiary	—	—	12	—	125	—	—	—	—	125
Issuance of restricted stock	—	—	214	2	2,188	—	—	—	(2,190)	—
Purchase of treasury stock	—	—	(119)	(1)	(1,063)	—	—	—	—	(1,064)
Cancellation of warrants	—	—	—	—	(2,631)	—	—	—	—	(2,631)
Amortization of deferred compensation	—	—	—	—	—	—	—	—	545	545
Net earnings	—	—	—	—	—	—	48,020	—	—	48,020
Preferred stock dividends	—	—	—	—	—	—	(2,900)	—	—	(2,900)
Common stock dividends	—	—	—	—	—	—	(999)	—	—	(999)

Balance December 31, 2001	40	—	20,504	205	143,659	—	105,547	—	(1,650)	247,761
Proceeds from issuance of common stock	—	—	760	7	7,121	—	—	—	—	7,128
Issuance of common stock for acquisition of subsidiary	—	—	76	1	1,998	—	—	—	—	1,999
Issuance of restricted stock	—	—	199	2	3,531	—	—	—	(3,533)	—
Purchase of treasury stock	(7)	—	(1,625)	(16)	(40,928)	—	—	(4,439)	—	(45,383)
Conversion of convertible preferred stock	(33)	—	3,625	36	(36)	—	—	—	—	—
Cancellation of warrants	—	—	—	—	—	—	—	—	—	—
Amortization of deferred compensation	—	—	—	—	—	—	—	—	1,468	1,468
Net earnings	—	—	—	—	—	—	179,700	—	—	179,700
Preferred stock dividends	—	—	—	—	—	—	(442)	—	—	(442)
Common stock dividends	—	—	—	—	—	—	(5,681)	—	—	(5,681)

Balance December 31, 2002	—	—	23,539	235	115,345	—	279,124	(4,439)	(3,715)	386,550
Proceeds from issuance of common stock	—	—	786	8	10,587	—	—	—	—	10,595
Stock split	—	—	11,565	116	(116)	—	—	—	—	—
Proceeds from sale of warrants	—	—	—	—	24,389	—	—	—	—	24,389
Purchase of call options	—	—	—	—	(46,819)	—	—	—	—	(46,819)
Issuance of restricted stock	—	—	396	4	5,015	—	—	—	(5,019)	—
Purchase of common stock	—	—	(2,526)	(25)	(62,213)	—	—	(9,724)	—	(71,962)
Amortization of deferred compensation	—	—	—	—	—	—	—	—	3,326	3,326
Net earnings	—	—	—	—	—	—	245,483	—	—	245,483
Tax benefit related to call options purchased	—	—	—	—	1,500	—	—	—	—	1,500
Tax benefit from non-qualified stock options	—	—	—	—	5,300	—	—	—	—	5,300
Other comprehensive loss, net of tax	—	—	—	—	—	(1,742)	—	—	—	(1,742)
Common stock dividends	—	—	—	—	—	—	(14,609)	—	—	(14,609)

Balance December 31, 2003	—	$—	33,760	$338	52,988	(1,742)	509,998	(14,163)	(5,408)	542,011

See accompanying notes to consolidated financial statements.

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated statements of cash flows

Years ended December 31, 2003, 2002, and 2001

(In thousands)

	2003	2002	2001
Cash flows from operating activities:
Net earnings	$245,483	179,700	48,020
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	23,905	10,501	8,080
Deferred income taxes	(98,347)	(28,573)	26,371
NIR gains (discounts)	—	12,051	(15,894)
Initial deposits to over-collateralization accounts	—	(17,879)	(6,738)
Cash received from residual interests	72,331	110,335	65,794
Servicing gains	(7,777)	(14,882)	(4,938)
Accretion of NIRs	(24,228)	(32,496)	(36,525)
Fair value adjustment of residual securities	19,363	(12,066)	—
Provision for losses on mortgage loans held for investment	26,304	—	—
Provision for repurchase losses	5,868	50,654	15,106
Mortgage loans originated or acquired for sale	(22,458,565)	(14,214,755)	(6,250,934)
Mortgage loan sales, net	20,835,105	13,265,164	5,621,734
Principal payments on loans receivable held for sale	115,777	35,922	18,847
Increase in credit facility financing	1,426,339	897,930	583,122
Net change in other assets and liabilities	12,388	15,503	24,832

Net cash provided by operating activities	193,946	257,109	96,877

Cash flows from investing activities:
Mortgage loans originated or acquired for investment, net	(4,996,609)	—	—
Principal payments on mortgage loans held for investment	219,170	—	—
Sale of mortgage servicing rights	15,568	4,561	24,748
Purchase of office property and equipment	(22,574)	(18,459)	(3,045)
Net proceeds from calls of residual interests	—	—	22,204
Acquisition of subsidiaries	—	(10,445)	—

Net cash provided by (used in) investing activities	(4,784,445)	(24,343)	43,907

Cash flows from financing activities:
Repayments of residual financing	—	(79,941)	(70,968)
Proceeds from issuance of financing on mortgage loans held for investment, net	4,918,204	—	—
Repayment of financing on mortgage loans held for investment	(235,487)	—	—
Convertible debt proceeds, net	204,315	—	—
(Increase) decrease in restricted cash	(110,628)	161	(6,416)
Proceeds from sale of warrant	24,389	—	—
Purchase of option	(46,819)	—	—
Increases in (repayments of) notes payable	2,278	6,952	(23,972)
Repayment of subordinated debt	—	(40,000)	—
Payment of dividends on convertible preferred stock	—	(725)	(2,900)
Payment of dividends on common stock	(11,515)	(4,552)	—
Proceeds from issuance of stock	10,595	7,127	54,516
Purchase of common stock	(71,962)	(45,382)	(1,064)

Net cash provided by (used in) financing activities	4,683,370	(156,360)	(50,804)

Net increase in cash and cash equivalents	92,871	76,406	89,980
Cash and cash equivalents, beginning of year	176,669	100,263	10,283

Cash and cash equivalents, end of year	$269,540	176,669	100,263

Supplemental cash flow disclosure:
Interest paid	$114,839	49,185	54,063
Income taxes paid	252,395	137,190	9,999
Supplemental non-cash financing activity:
Restricted stock issued	$5,019	3,785	2,190
Restricted stock cancelled	—	252	—
Repurchased preferred stock cancelled	—	6,999	—
Repurchased common stock cancelled	62,238	33,944	1,064
Stock dividend	116	—	—
Conversion of preferred stock	—	36	—
Stock issued in connection with acquisitions	—	1,999	125
Accrued dividends on common and preferred stock	5,230	2,136	1,482
Cancellation of warrants	—	—	2,631
Fixed assets acquired through capital leases	—	11,994	9,378

See accompanying notes to consolidated financial statements.

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003 and 2002

(1)    Summary of significant accounting policies

(a)    Organization

New Century TRS Holdings, Inc. (formerly known as New Century Financial Corporation) (“New Century TRS”), a Delaware corporation, was incorporated on November 17, 1995. New Century Mortgage Corporation, a wholly-owned subsidiary of New Century TRS, commenced operations in February 1996 and is a mortgage finance company engaged in the business of originating, purchasing, selling and servicing mortgage loans secured primarily by first and second mortgages on single-family residences. NC Capital Corporation, a wholly-owned subsidiary of New Century Mortgage Corporation, was formed in December 1998 to conduct the secondary marketing activities of the Company (as defined below). Anyloan Financial Corporation, a wholly-owned subsidiary of New Century TRS, and its subsidiaries, The Anyloan Company and NC Insurance Services, Inc., were formed in October 1999 and May 2000, respectively, to conduct the Company’s Web-based lending and mortgage servicing-related insurance operations. In 2001, The Anyloan Company began originating mortgage loans through strategic alliances with its customers. In December 2003, the operations of The Anyloan Company were merged into the Wholesale Division of New Century Mortgage Corporation. New Century Credit Corporation (formerly known as Worth Funding Incorporated), a wholly-owned subsidiary of New Century Mortgage Corporation, was acquired in March 2000 to conduct the Company’s centralized wholesale lending operations. In June 2002, its operations were transferred to the Wholesale Division of New Century Mortgage Corporation. eConduit Corporation, a wholly-owned subsidiary of New Century Mortgage Corporation, was acquired in May 2002 to conduct retail lead sourcing operations and discontinued operations in 2003.

On April 5, 2004, New Century TRS’s board of directors approved a plan to change New Century TRS’s capital structure to enable it to qualify as a real estate investment trust (“REIT”) for U.S. federal income tax purposes. The decision to convert to a REIT was based on several factors, including the potential for increased stockholder returns, tax efficiency and ability to achieve growth objectives. On April 19, 2004, New Century TRS’s board of directors approved certain legal and financial matters related to the proposed REIT conversion.

On April 12, 2004, New Century TRS formed New Century REIT, Inc. (the “Company”), a Maryland corporation. On September 15, 2004, New Century TRS’s stockholders approved and adopted the Agreement and Plan of Merger dated as of April 21, 2004 (the “Merger Agreement”), by and among New Century TRS, the Company and NC Merger Sub, Inc. (“Merger Sub”), a Delaware corporation formed by the Company for purposes of effecting the Merger (as defined below), which implemented the restructuring of New Century TRS in order for it to qualify as a REIT.

Pursuant to the Merger Agreement, (i) Merger Sub merged with and into New Century TRS, with New Century TRS as the surviving corporation (the “Merger”), (ii) each outstanding share of New Century TRS’s common stock was converted into the right to receive one share of common stock, par value of $0.01 per share, of the Company, (iii) New Century TRS became a wholly-owned subsidiary of the Company and changed its name from New Century Financial Corporation to New Century TRS Holdings, Inc., and (iv) New Century REIT, Inc. changed its name to New Century Financial Corporation. The Merger was consummated and became effective on October 1, 2004, and was accounted for on an as if pooling basis. The financial statements give retroactive effect to the Merger for the periods presented. Accordingly, under as if pooling of interests accounting, the assets and liabilities of New Century TRS transferred to the Company in connection with the Merger have been accounted for at historical amounts and as if New Century TRS were transferred to the Company as of the earliest date presented and the consolidated financial statements of the Company prior to the Merger include the results of operations of New Century TRS. Stockholders’ equity amounts presented for years prior to the formation of the Company are those of New Century TRS, adjusted for the merger exchange rate.

As part of the REIT conversion transactions, on October 6, 2004, the Company consummated a public offering of 13,500,000 shares of its common stock at $58.00 per share, for gross proceeds of approximately $783.0 million. The Company granted the underwriters an option, exercisable for 30 days, to purchase up to 2,025,000 additional shares of its common stock to cover over-allotments, if any.

Concurrent with the closing of the public offering, the Company sold 636,885 shares of its common stock in a private placement transaction to Friedman, Billings, Ramsey Group, Inc. (“Friedman, Billings, Ramsey Group”), an affiliate of one of the underwriters in the public offering, for gross proceeds of approximately $35.0 million. The Company agreed to register the shares of its common stock purchased by Friedman, Billings, Ramsey Group in the private placement. The registration rights agreement requires that the Company file a registration statement 180 days after the closing of the private placement but no later than 210 days after such date.

On September 29, 2004, in contemplation of the Merger, New Century TRS requested that The Nasdaq Stock Market, Inc. suspend the listing of the shares of New Century TRS’s common stock on the Nasdaq National Market prior to the commencement of trading on October 1, 2004. Shares of the Company’s common stock, which were issued in exchange for then outstanding shares of New Century TRS’s common stock on a one-for-one basis in connection with the Merger, were approved for listing on the New York Stock Exchange, Inc. and commenced trading on October 1, 2004 under the ticker symbol “NEW.”

(b)    Principles of consolidation

The accompanying consolidated financial statements include the consolidated financial statements of the Company’s wholly-owned subsidiaries, New Century TRS, New Century Credit Corporation, New Century Mortgage Corporation and Anyloan Financial Corporation. All material intercompany balances and transactions are eliminated in consolidation. The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.

(c)    Cash and cash equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. Cash equivalents consist of cash on hand and due from banks.

(d)    Restricted cash

Restricted cash includes $31.5 million in cash held in a margin account associated with the Company’s interest rate risk management activities, $63.7 million in cash held in custodial accounts associated with its mortgage loans held for investment, and $21.7 million in cash held in a cash reserve account in connection with the asset-backed commercial paper facility as of December 31, 2003. As of December 31, 2002, restricted cash included $6.3 million in cash held in a margin account associated with the Company’s interest rate risk management activities.

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

December 31, 2003 and 2002

(e)    Loan origination fees

Loan origination fees, as well as discount points and certain direct origination costs, are initially deferred and recorded as an adjustment to the cost of the loan and, with respect to mortgage loans held for sale, are reflected in earnings when the loan is sold. With respect to mortgage loans held for investment, such fees and costs are amortized to interest income using the interest method.

(f)    Interest income

Interest income is accrued as earned. Loans are placed on non-accrual status when any portion of principal or interest is ninety days past due or earlier when concern exists as to the ultimate collectibility of principal or interest. Loans return to accrual status when principal and interest become current and are anticipated to be fully collectible.

(g)    Mortgage loans held for sale

Mortgage loans held for sale are stated at the lower of amortized cost or fair value as determined by outstanding commitments from investors or current investor-yield requirements, calculated on an aggregate basis.

(h)    Mortgage loans held for investment

Mortgage loans held for investment represent loans securitized through transactions structured as financings during 2003. Mortgage loans held for investment are stated at amortized cost, including the outstanding principal balance, less the allowance for loan losses, plus net deferred origination costs. The financing related to these securitizations is included in the Company’s consolidated balance sheet as financing on mortgage loans held for investment.

(i)    Allowance for losses on mortgage loans held for investment

In connection with its mortgage loans held for investment, the Company establishes an allowance for loan losses based on its estimate of losses to be incurred in the foreseeable future. The Company charges off uncollectible loans at the time of liquidation. The Company evaluates the adequacy of this allowance each quarter, giving consideration to factors such as the current performance of the loans, characteristics of the portfolio, the value of the underlying collateral and the general economic environment. In order to estimate an appropriate allowance for losses for loans held for investment, the Company estimates losses using “static pooling,” which stratifies the loans held for investment into separately identified vintage pools. Provision for losses is charged to the Company’s consolidated statement of operations. Losses incurred are charged to the allowance. Management considers the current allowance to be adequate.

(j)    Residual interests in securitizations

Residual interests in securitizations are recorded as a result of the sale of loans through securitizations that the Company structures as sales rather than financings, referred to as “off-balance sheet securitizations.” The Company may also sell residual interests in securitizations through what are sometimes referred to as net interest margin securities, or NIMS.

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

December 31, 2003 and 2002

The Company generally structures loan securitizations as follows: First, it sells a portfolio of mortgage loans to a special purpose entity, or SPE, that has been established for the limited purpose of buying and reselling mortgage loans. The SPE then transfers the same mortgage loans to a Real Estate Mortgage Investment Conduit or Owners Trust (the “REMIC” or “Trust”), which is a qualifying special purpose entity (“QSPE”) as defined under Statement of Financial Accounting Standards No. 140 (“SFAS 140”). The Trust, in turn, issues interest- bearing asset-backed securities (the “Certificates”) generally in an amount equal to the aggregate principal balance of the mortgage loans. The Certificates are typically sold at face value and without recourse except that the Company provides representations and warranties customary to the mortgage banking industry to the Trust. One or more investors purchase these Certificates for cash. The Trust uses the cash proceeds to pay the Company the cash portion of the purchase price for the mortgage loans. The Trust also issues a certificate to the Company representing a residual interest in the payments on the securitized loans. In addition, the Company may provide a credit enhancement for the benefit of the investors in the form of additional collateral (“Over-collateralization Account” or “OC Account”) held by the Trust. The servicing agreements typically require that the OC Account be maintained at certain levels.

At the closing of each off-balance sheet securitization, the Company removes from its consolidated balance sheet the mortgage loans held for sale and adds to its consolidated balance sheet (i) the cash received, (ii) the estimated fair value of the interest in the mortgage loans retained from the securitizations (“Residuals”), which consist of (a) the OC Account and (b) the net interest receivable (“NIR”), and (iii) the estimated fair value of the servicing asset. The NIR represents the discounted estimated cash flows that the Company will receive in the future. The excess of the cash received and the assets retained over the carrying value of the loans sold, less transaction costs, equals the net gain on sale of mortgage loans recorded by the Company.

The NIMS are generally structured as follows: First, the Company sells or contributes the Residuals to a SPE that it has established for the limited purpose of receiving and selling asset-backed residual interests-in-securitization certificates. Next, the SPE transfers the Residuals to the Trust and the Trust, which is a QSPE as defined under SFAS 140, in turn issues interest-bearing asset-backed securities (the “Bonds and Certificates”). The Company sells the Residuals without recourse except that it provides representations and warranties customary to the mortgage banking industry to the Trust. One or more investors purchase the Bonds and Certificates and the proceeds from the sale of the Bonds and Certificates, along with a residual interest certificate that is subordinate to the Bonds and Certificates, represent the consideration received by the Company for the sale of the Residuals.

At closing of each NIMS transaction, the Company removes from its consolidated balance sheet the carrying value of the Residuals sold and adds to its consolidated balance sheet (i) the cash received, and (ii) the estimated fair value of the portion of the Residuals retained, which consists of a NIR. The excess of the cash received and assets retained over the carrying value of the Residuals sold, less transaction costs, equals the net gain or loss on the sale of Residuals recorded by the Company.

The Company allocates its basis in the mortgage loans and Residuals between the portion of the mortgage loans and Residuals sold through the Certificates and the portion retained (the Residuals and servicing assets) based on the relative fair values of those portions on the date of sale. The Company may recognize gains or losses attributable to the changes in the fair value of the Residuals, which are recorded at estimated fair value and accounted for as “held-for-trading” securities. The Company is not aware of an active market for the purchase or sale of Residuals and, accordingly, it determines the estimated fair

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

December 31, 2003 and 2002

value of the Residuals by discounting the expected cash flows released from the OC Account (the cash out method) using a discount rate commensurate with the risks involved. The Company utilizes a discount rate of 12.0% on the estimated cash flows released from the OC Account to value the Residuals through securitization transactions and 14.0% on the estimated cash flows released from the Trust to value Residuals through NIMS transactions.

The Company is entitled to the cash flows from the Residuals that represent collections on the mortgage loans in excess of the amounts required to pay the Certificates’ principal and interest, the servicing fees and certain other fees, such as trustee and custodial fees. At the end of each collection period, the aggregate cash collections from the mortgage loans are allocated first to the base servicing fees and certain other fees, such as trustee and custodial fees, for the period, then to the Certificate holders for interest at the pass-through rate on the Certificates plus principal as defined in the servicing agreements. If the amount of cash required for the above allocations exceeds the amount collected during the collection period, the shortfall is drawn from the OC Account. If the cash collected during the period exceeds the amount necessary for the above allocation, and there is no shortfall in the related OC Account, the excess is released to the Company. If the OC Account balance is not at the required credit enhancement level, the excess cash collected is retained in the OC Account until the specified level is achieved. The Company is restricted from using the cash and collateral in the OC Account. Pursuant to certain servicing agreements, the Company may use cash held in the OC Account to make accelerated principal paydowns on the Certificates to create additional excess collateral in the OC Account, which is held by the Trusts on its behalf as the Residual holder. The specified credit enhancement levels are defined in these servicing agreements as the OC Account balance expressed generally as a percentage of the current collateral principal balance. For NIMS transactions, the Company receives cash flows once the holders of the Bonds and Certificates created in the NIMS transaction are fully paid.

The Annual Percentage Rate, or APR, on the mortgage loans is relatively high in comparison to the pass-through rate on the Certificates. Accordingly, the Residuals described above are a significant asset of the Company. In determining the value of the Residuals, the Company must estimate the future rates of prepayments, prepayment penalties that it will receive, delinquencies, defaults and default loss severity as they affect the amount and timing of the estimated cash flows. The Company estimates average cumulative losses as a percentage of the original principal balance of the mortgage loans of 1.38% to 4.32% for adjustable-rate securities and 2.14% to 5.20% for fixed-rate securities. These estimates are based on historical loss data for the loans, the specific characteristics of the loans, and the existence of mortgage insurance. While the range of estimated cumulative pool losses is fairly broad, the weighted average cumulative pool loss estimate for the entire portfolio of residual assets was 3.94% at December 31, 2003. The Company estimates prepayments by evaluating historical prepayment performance of its loans and the impact of current trends. The Company uses a prepayment curve to estimate the prepayment characteristics of the mortgage loans. The rate of increase, duration, severity, and decrease of the curve depends on the age and nature of the mortgage loans, primarily whether the mortgage loans are fixed or adjustable and the interest rate adjustment characteristics of the mortgage loans (6-month, 1-year, 2-year, 3-year, or 5-year adjustment periods). These prepayment curve and default estimates have resulted in weighted average lives of between 2.27 to 2.71 years for the Company’s adjustable-rate securities and 2.53 to 3.57 years for its fixed-rate securities.

During the year ended December 31, 2003, the Residuals provided $72.3 million in cash flow to the Company. The Company performs an evaluation of the Residuals quarterly, taking into consideration trends in actual cash flow performance, industry and economic developments, as well as other relevant

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

December 31, 2003 and 2002

factors. During the year ended December 31, 2003, the Company increased its prepayment rate assumptions based upon actual performance and made minor adjustments to certain other assumptions, resulting in a $19.4 million downward fair value adjustment for the year.

The Bond and Certificate holders and their securitization trusts have no recourse to the Company for failure of mortgage loan borrowers to pay when due. The Company’s Residuals are subordinate to the Bonds and Certificates until the Bond and Certificate holders are fully paid.

(k)    Gain on sales of loans

Gains or losses resulting from sales or securitizations of mortgage loans are recognized at the date of settlement and are based on the difference between the selling price for sales or securitizations and the carrying value of the related loans sold. Such gains and losses may be increased or decreased by the amount of any servicing-released premiums received. Nonrefundable fees and direct costs associated with the origination of mortgage loans are deferred and recognized when the loans are sold.

Loan sales and securitizations are accounted for as sales when control of the loans is surrendered, to the extent that consideration other than beneficial interests in the loans transferred is received in the exchange. Liabilities and derivatives incurred or obtained by the transfer of loans are required to be measured at fair value, if practicable. Also, servicing assets and other retained interests in the loans are measured by allocating the previous carrying value between the loans sold and the interest retained, if any, based on their relative fair values at the date of transfer.

(l)    Allowance for repurchase losses

The allowance for repurchase losses on loans sold relates to expenses incurred due to the potential repurchase of loans or indemnification of losses based on alleged violations of representations and warranties which are customary to the mortgage banking industry. Provisions for losses are charged to gain on sale of loans and credited to the allowance. The allowance represents the Company’s estimate of the total losses expected to occur and is considered to be adequate by management based upon the Company’s evaluation of the potential exposure related to the loan sale agreements over the life of the associated loans sold.

(m)    Office property and equipment

Office property and equipment are stated at cost. The straight-line method of depreciation is followed for financial reporting purposes. Depreciation and amortization are provided in amounts sufficient to relate the cost of assets to operations over their estimated service lives or the lives of the respective leases, whichever is shorter. The estimated service lives for furniture and office equipment, computer hardware/software, and leasehold improvements are five years, three years, and five years or shorter as appropriate, respectively.

(n)    Goodwill

Goodwill associated with transactions prior to 2003 had a net book value of $13.8 million on January 1, 2003. In June 2003, a goodwill impairment adjustment of $1.1 million was recognized in connection with discontinuing the operations of eConduit, one of the Company’s wholly-owned subsidiaries. Goodwill totals $12.7 million at December 31, 2003.

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

December 31, 2003 and 2002

On January 1, 2002, the Company ceased amortizing its goodwill, which decreased general and administrative expenses and increased net income in 2003 and 2002 as compared to 2001. If the Company were to exclude the amortization expense from general and administrative expenses related to goodwill in 2001, net income, basic earnings per share and diluted earnings per share would have been $49.1 million, $1.87, and $1.55, respectively. Goodwill is reviewed for impairment based upon the current value of the operations of the acquired company.

(o)    Financial statement presentation

The Company prepares its financial statements using an unclassified balance sheet presentation as is customary in the mortgage banking industry. A classified balance sheet presentation would have aggregated current assets, current liabilities, and net working capital as of December 31, 2003 as follows (dollars in thousands):

Current assets	$3,900,337
Current liabilities	3,491,697

Net working capital	$408,640

(p)    Errors and omissions policy

In connection with the Company’s lending and servicing activities, the Company has Fidelity Bond and Errors and Omissions insurance coverage of $5.0 million each at December 31, 2003.

(q)    Income taxes

The Company files consolidated federal and combined state tax returns. The Company accounts for income taxes using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(r)    Mortgage servicing asset

In March 2001, the Company sold the majority of its servicing rights to Ocwen Federal Bank FSB (“Ocwen”). In connection with this transaction, the Company contracted with Ocwen to sub-service all of the Company’s loans held for sale and loans serviced for others. Ocwen assumed these servicing responsibilities in August 2001. In October 2002, the Company re-established servicing operations and began selling loans on a servicing-retained basis.

The Company recognizes a servicing asset based on the excess of the fees received for the servicing and collection of the mortgage loans over the subservicer fees and the costs incurred by the Company in performing the servicing functions. This servicing asset is amortized in proportion to, and over the period of, estimated net servicing income.

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

December 31, 2003 and 2002

For the purposes of measuring impairment, the Company stratifies the mortgage loans it services using the type of loan as the primary risk. Impairment is measured utilizing the current estimated fair value of the mortgage servicing asset.

(s)    Stock-based compensation

The Company has elected to follow Accounting Principles Board Opinion No. 25, and related interpretations, in accounting for employee stock options rather than the alternative fair value accounting allowed by Financial Accounting Standards Board Statement No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. Under SFAS 123, the fair value of stock options at the date of grant is recognized in earnings over the vesting period of the options. However, the Company provides pro forma net earnings and pro forma net earnings per share disclosures as if the fair value of all stock options as of the grant date were recognized as expense over the vesting period. In December 2002, FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure” (“SFAS 148”), which amends SFAS 123 to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method on reported results.

The per share weighted average fair value of stock options granted during the year ended December 31, 2003, 2002, and 2001 was $9.89, $9.11, and $2.99, respectively, at the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

	2003	2002	2001
Expected life (years)	4.5	4.5	4.5
Risk-free interest rate	3.2%	4.7%	4.0%
Volatility	50.5%	57.4%	55.0%
Expected annual dividend yield	1.28%	1.48%	2.08%

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

December 31, 2003 and 2002

As of December 31, 2003 and 2002, there were stock options outstanding for the purchase of 5,060,118 and 4,842,575 shares, respectively, of the Company’s common stock. The following table shows the pro forma net income as if the fair value method of SFAS No. 123 had been used to account for stock-based compensation expense (dollars in thousands, except per share amounts):

	2003	2002	2001
Net earnings:
As reported	$245,483	179,700	48,020
Compensation expense, net of related tax effects	(3,437)	(2,454)	(1,343)

Pro forma	$242,046	177,246	46,677

Basic earnings per share:
As reported	$7.26	5.19	1.83
Pro forma	7.15	5.12	1.77
Diluted earnings per share:
As reported	$6.56	4.62	1.52
Pro forma	6.62	4.70	1.53
Basic weighted average shares outstanding:
As reported	33,835,127	34,564,656	24,721,679
Pro forma	33,835,127	34,564,656	24,721,679
Diluted weighted average shares outstanding:
As reported	37,410,425	38,897,072	31,599,876
Pro forma	36,539,520	37,685,595	30,495,087

(t)    Earnings per share

Basic earnings per share (“EPS”) excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted from issuance of common stock that then shared in earnings.

(u)    Use of estimates

Management of the Company has made certain estimates and assumptions relating to the reporting of assets, liabilities, results of operations, and the disclosure of contingent assets and liabilities to prepare these financial statements in accordance with accounting principles generally accepted in the United States of America. Actual results could differ from these estimates. Significant estimates and assumptions included in the Company’s consolidated financial statements relate to residual interests in securitizations, allowances for loan losses, and income taxes.

(v)    Advertising

The Company accounts for its advertising costs as nondirect response advertising. Accordingly, advertising costs are expensed as incurred.

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

December 31, 2003 and 2002

(w)    Reclassification

Certain amounts for prior years’ presentation have been reclassified to conform to the current year’s presentation.

(x)    Segment reporting

The Company, through its origination divisions, provides a broad range of mortgage products. The Company’s management measures the revenue streams of its wholesale and retail lending divisions separately. Further, the Company has a servicing division whose operations are distinct from its lending operations and a portfolio of loans held for investment that generates a measurably different earnings stream. The Company has provided revenue and expense data by these business segments.

(y)    Recent accounting developments

In January 2003, the Financial Accounting Standards Board, or FASB, issued Interpretation 46, “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51” (“FIN 46”) which was subsequently amended in December 2003 by FIN 46R. FIN 46R requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or is entitled to receive a majority of the entity’s residual returns, or both. Prior to FIN 46R, a company included another entity in its consolidated financial statements only if it controlled the entity through voting interests. The consolidation requirements of FIN 46R are applicable to variable interest entities created after December 31, 2003. For interests held in variable interest entities created before January 1, 2004, FIN 46R is applicable beginning on January 1, 2005. The assets, liabilities and noncontrolling interests of variable interest entities created before January 1, 2004 would initially be measured at their carrying amounts, with any difference between the net amount added to the balance sheet and any previously recognized interest being recognized as the cumulative effect of an accounting change. If determining the carrying amounts is not practicable, fair value at the date FIN 46R first applies may be used. Certain of the Company’s subsidiaries are qualifying special purpose entities formed in connection with off-balance sheet securitizations and are not subject to the requirements of FIN 46R. The Company’s subsidiaries that are considered variable interest entities subject to the requirements of FIN 46R, namely the Trusts related to the Company’s on-balance sheet securitizations, are currently being consolidated and are included in the Company’s consolidated financial statements. Management does not expect that the application of FIN 46R will have a material impact on the Company’s consolidated balance sheet.

On April 30, 2003, the FASB issued Statement of Financial Accounting Standards No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (“SFAS 149”). The purpose of SFAS 149 is to amend and clarify financial accounting and reporting for derivative instruments and hedging activities under SFAS No. 133. These amendments clarify the definition of a derivative, expand the nature of exemptions from SFAS No. 133, clarify the application of hedge accounting when using certain instruments, clarify the application of paragraph 13 of SFAS No. 133 to embedded derivative instruments in which the underlying is an interest rate, and modify the cash flow presentation of derivative instruments that contain financing elements. SFAS 149 is effective for derivative transactions and hedging relationships entered into or modified after June 30, 2003. The Company quotes interest rates to borrowers, which are generally subject to change by the Company. Although the Company typically honors such interest rate quotes, the quotes do not constitute interest rate locks, minimizing the

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

December 31, 2003 and 2002

potential interest rate risk exposure. The adoption of SFAS 149 did not have a material impact on the Company’s financial statements.

On May 15, 2003, the FASB issued Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” (“SFAS 150”). SFAS 150 requires issuers to classify as liabilities (or assets in some circumstances) three classes of freestanding financial instruments that embody obligations for the issuer. Generally, SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, although certain of the provisions of SFAS 150 related to certain mandatorily redeemable noncontrolling interests have been deferred indefinitely. The Company adopted the provisions of SFAS 150 on July 1, 2003. The adoption of SFAS 150 did not have a material impact on the Company’s consolidated financial statements.

(z)    Hedging activities

In connection with the Company’s strategy to mitigate interest rate risk on its residual assets, certain mortgage loans held for sale and financing on mortgage loans held for investment, the Company uses derivative financial instruments such as Euro Dollar Futures contracts and interest rate caps. It is not the Company’s policy to use derivatives to speculate on interest rates. These derivative instruments have an active secondary market, and are intended to provide income and cash flow to offset potential reduced interest income and cash flow under certain interest rate environments. In accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”), as amended and interpreted, when applicable, the derivative financial instruments and any related margin accounts are reported on the consolidated balance sheets at their fair value.

During 2003, the Company began using hedge accounting as defined by SFAS 133 for certain derivative financial instruments used to hedge the Company’s financing on mortgage loans held for investment. The Company designates certain derivative financial instruments, Euro Dollar Futures contracts, as hedge instruments under SFAS 133, and, at trade date, these instruments and their hedging relationship are identified, designated and documented. For derivative financial instruments designated as hedge instruments, the Company evaluates the effectiveness of these hedges against the financing on mortgage loans held for investment being hedged to ensure that there remains a highly effective correlation in the hedge relationship. To hedge the adverse effect of interest rate changes on the cash flows as a result of changes in the benchmark interest rate, in this case LIBOR, of the financing on mortgage loans held for investment (variable rate debt) being hedged, the Company uses derivatives classified as cash flow hedges under SFAS 133. Once the hedge relationship is established, for those derivative instruments designated as qualifying cash flow hedges, the effective portion of the gain or loss on the derivative is reported as a component of other comprehensive income during the current period, and reclassified into earnings in the period(s) during which the hedged transaction affects earnings pursuant to SFAS 133. The ineffective portion and/or remaining gain or loss on the derivative instrument is recognized in earnings in the current period. The ineffective portion of these hedges was immaterial for the year ended December 31, 2003.

The Company documents the relationships between hedging instruments and hedged items, as well as its risk-management objectives and strategies for undertaking various hedge transactions. This process includes linking derivatives to specific liabilities on the consolidated balance sheet. The Company also assesses, both at the inception of the hedge and on an ongoing basis, whether the derivatives used in

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

December 31, 2003 and 2002

hedging transactions are highly effective in offsetting changes in cash flows of the hedged items. When it is determined that a derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge, the Company discontinues hedge accounting prospectively.

When hedge accounting is discontinued because it is determined that the derivative no longer qualifies as an effective hedge, the derivative will continue to be recorded on the balance sheet at its fair value. Any change in the fair value of a derivative no longer qualifying as an effective hedge is recognized in current period earnings. When a hedge is terminated, it is derecognized at the time of termination. For terminated hedges or hedges that no longer qualify as effective, the effective position previously recorded remains in other comprehensive income and continues to be amortized or accreted into earnings with the hedged item.

For derivative financial instruments not designated as hedge instruments, realized and unrealized changes in fair value are recognized in the period in which the changes occur.

As of December 31, 2003, the Company had open Euro Dollar Futures Contracts that are designated as hedging the variability in expected cash flows from the variable rate debt related to its financing on mortgage loans held for investment. The fair value of these contracts was a $5.8 million liability at December 31, 2003, and is included in accounts payable and accrued liabilities.

The change in the fair value of Euro Dollar Futures Contracts used to mitigate interest rate risk in the Company’s residual assets and certain loans held for sale is recorded through earnings each period, and is included as a component of gain on sale. For the years ended December 31, 2003 and 2002, the Company recognized a loss of $10.6 million and $28.0 million, respectively, related to the change in fair value of these contracts. The fair value of these contracts was a $2.1 million liability and a $4.6 million liability, respectively, at December 31, 2003 and 2002, and is included in accounts payable and accrued liabilities.

2)    Mortgage loans held for sale

A summary of mortgage loans held for sale, at the lower of cost or fair value at December 31 is as follows (dollars in thousands):

	2003	2002
Mortgage loans held for sale:
First trust deeds	$3,307,749	1,880,554
Second trust deeds	75,517	21,108
Net deferred origination costs	38,945	18,734

	$3,422,211	1,920,396

At December 31, 2003 and 2002 the Company had mortgage loans held for sale of approximately $11.0 million and $35.2 million, respectively, on which the accrual of interest had been discontinued. If these mortgage loans had been current throughout their terms, interest income would have increased by approximately $783,000 and $3.9 million in the years ended December 31, 2003 and 2002, respectively.

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

December 31, 2003 and 2002

(a)    Interest income

The following table presents the components of interest income for the years ended December 31 (dollars in thousands):

	2003	2002	2001
Interest on loans receivable held for sale	$224,650	122,182	62,002
Interest on mortgage loans held for investment (see note 3)	104,706	—	—
Interest on cash and cash equivalents	107	149	704

	$329,463	122,331	62,706

(b)    Gain on sales of loans

Gain on sales of loans was comprised of the following components for the years ended December 31 (dollars in thousands):

	2003	2002	2001
Gain from whole loan sale transactions	$861,310	562,050	170,717
Noncash premium (discount) from securitizations (NIR gains)	—	(12,051)	15,894
Noncash gain from servicing asset	7,777	14,882	4,938
Cash gain from sales of servicing rights	—	12,574	11,273
Cash gain from securitizations/NIM transactions	—	57,081	32,402
Securitization expenses	—	(2,706)	(3,820)
Accrued interest	—	(5,226)	(4,455)
Fair value adjustment to NIR	(19,363)	12,066	—
Provision for repurchase losses	(5,868)	(50,654)	(15,106)
Nonrefundable fees	142,745	111,601	67,645
Premiums, net	(182,765)	(101,816)	(30,242)
Origination costs	(182,100)	(118,050)	(60,700)
Derivative losses	(10,600)	(28,007)	(5,934)

	$611,136	451,744	182,612

(c)    Originations and purchases

During the year ended December 31, 2003, approximately 41.0% and 6.0% of the Company’s total loan originations and purchases were in the states of California and Florida, respectively. During the year ended December 31, 2002, approximately 40.5% and 6.0% of the Company’s total loan originations and purchases were in the states of California and Florida, respectively.

(d)    Significant customers

During the year ended December 31, 2003 the Company sold $11.3 billion in loans to Morgan Stanley, and $4.4 billion in loans to Credit Suisse First Boston, which represented 54.2% and 21.1% respectively, of total loans sold. During the year ended December 31, 2002 the Company sold $7.0 billion in loans to Morgan Stanley, and $1.5 billion in loans to Credit Suisse First Boston, which represented 52.3% and 11.3% respectively, of total loans sold.

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

December 31, 2003 and 2002

(3)    Mortgage loans held for investment

For the year ended December 31, 2003, the Company securitized $4.9 billion in loans through transactions structured as financings, resulting in mortgage loans held for investment. A summary of the components of mortgage loans held for investment at December 31, 2003 is as follows (dollars in thousands):

December 31, 2003
Unpaid principal balance of mortgage loans	$4,727,504
Allowance for loan losses	(26,251)
Net deferred origination costs	44,684

$4,745,937

The following table presents a summary of the activity for the allowance for losses on mortgage loans held for investment for the year ended December 31, 2003 (dollars in thousands):

Beginning balance	$—
Additions	26,304
Charge-offs	(53)

$26,251

(4)    Residual interests in securitizations

Residual interests in securitizations consist of the following components for the years ended December 31 (dollars in thousands):

	2003	2002
Over-collateralization amount	$169,905	185,658
Net interest receivable (NIR)	9,593	61,306

	$179,498	246,964

The following table summarizes the activity in the over-collateralization OC account at December 31 (dollars in thousands):

	2003	2002
Balance, beginning of year	$185,658	206,935
Initial deposits to OC accounts	—	17,879
Additional deposits to OC accounts	4,149	7,639
Release of cash from OC accounts	(19,902)	(46,795)

	$169,905	185,658

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

December 31, 2003 and 2002

The following table summarizes activity in NIR interests at December 31 (dollars in thousands):

	2003	2002
Balance, beginning of year	$61,306	99,973
NIR discounts	—	(12,051)
Cash received from NIRs	(56,578)	(71,179)
Accretion of NIR	24,228	32,497
Fair value adjustment to NIR	(19,363)	12,066

	$9,593	61,306

During 2003, the Company did not complete any securitizations structured as sales, resulting in no additions to its residual interests. For the period ended December 31, 2002 the Company sold $845.5 million in loans through securitization and recognized a pretax gain of $37.1 million, which is included in gain on sale of loans. Concurrent with the securitization, the Company sold a portion of the residual interest through a NIM transaction. In future periods, the Company will receive cash flows from the securitization, once the NIM bonds are repaid. Purchasers of securitization bonds and certificates have no recourse against the other assets of the Company, other than the assets of the trust. The value of the Company’s retained interests is subject to credit, prepayment and interest rate risk on the transferred financial assets.

The Company uses certain assumptions and estimates to determine the fair value allocated to the retained interest at the time of initial sale and each subsequent sale in accordance with SFAS No. 140. These assumptions and estimates include projections concerning the various rate indices applicable to the Company’s loans and the pass-through rate paid to bondholders, credit loss experience, prepayment rates, and a discount rate commensurate with the risks involved. These assumptions are reviewed periodically by management. If these assumptions change, the related asset and income are affected.

For the securitization transaction completed in 2002, the fair value assigned to the retained interest at the date of securitization was $5.8 million. Key economic assumptions used to measure the retained interest at this date were as follows: prepayment curves which resulted in a weighted average life of 2.69 years; a weighted average static pool loss of 3.60%; a discount rate of 14%; and the actual LIBOR forward curve at the time of the securitization.

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

December 31, 2003 and 2002

At December 31, 2003 key economic assumptions and the sensitivity of the current fair value of residual interests in securitization to immediate 10% and 20% adverse changes in those assumptions are illustrated in the following table (dollars in thousands):

	Security type
	Fixed	Adjustable	Total
Carrying value/fair value of residual interests	$93,478	86,020	179,498
Assumed weighted average life in years	3.04	2.58	2.87
Decline in fair value with 10% adverse change	4.98%	2.35%	3.72%
Decline in fair value with 20% adverse change	9.55%	4.42%	7.09%
Assumed cumulative pool losses	3.94%	3.93%	3.94%
Decline in fair value with 10% adverse change	3.90%	2.23%	3.10%
Decline in fair value with 20% adverse change	7.89%	4.45%	6.24%
Assumed discount rate	Range of 12% to 14%
Decline in fair value with 10% adverse change	2.86%	3.08%	2.96%
Decline in fair value with 20% adverse change	5.59%	6.02%	5.80%
Interest rate assumptions	Current Forward LIBOR curve
Decline in fair value with 10% adverse change	1.01%	0.37%	0.70%
Decline in fair value with 20% adverse change	1.99%	0.57%	1.31%

These sensitivities are hypothetical and should be used with caution. Changes in fair value based on a 10% and 20% variation in assumptions generally cannot be extrapolated because the relationship of the change in the assumption to the change in fair value may not be linear. Also, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption when, in reality, changes in one factor may result in changes in another. For example, increases in interest rates may result in lower prepayments and higher credit losses which may magnify or counteract the sensitivities.

In order to mitigate the interest rate risk inherent in the residual interests the Company entered into Euro Dollar Futures Contracts with a notional balance at December 31, 2003 and 2002 of $2.6 billion and $3.4 billion, respectively. These contracts expire over a period of 15 months, declining generally in proportion to the percentage of the underlying loans that reach their interest rate adjustment date.

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

December 31, 2003 and 2002

The following table summarizes delinquencies and credit losses as of December 31, 2003 for the loans underlying the Company’s residual interests, its mortgage loans held for investment and its loans held for sale (dollars in thousands):

	Original principal amount of loans	Current principal amount of loans	Delinquent principal over 60 days	Inception to-date credit losses (net of recoveries)
Adjustable rate loans	$10,171,108	6,204,651	188,386	108,966
Fixed rate loans	6,517,609	3,725,666	118,281	107,971

Total managed loans	$16,688,717	9,930,317	306,667	216,937

Comprised of:
Loans sold through securitization	$8,358,194	1,819,547
Loans held for investment	4,946,781	4,727,504
Loans held for sale	3,383,742	3,383,266

Total managed loans	$16,688,717	9,930,317

Loans sold through securitization in the table above have been sold by the Company to off-balance sheet Trusts. The Company’s only ownership interest in the off-balance sheet Trusts is its residual interests in securitizations of $179.5 million at December 31, 2003.

(5)    Mortgage servicing asset

The following table summarizes activity in the mortgage servicing asset for the years ended December 31 (dollars in thousands):

	2003	2002
Beginning balance	$10,271	—
Additions	7,777	14,882
Sales of servicing	(15,568)	(4,561)
Amortization	(580)	(50)

	$1,900	10,271

Servicing income

The following table presents the components of servicing income for the years ended December 31 (dollars in thousands):

	2003	2002	2001
Servicing and ancillary fees collected	$11,284	254	11,872
Amortization of mortgage servicing asset	(580)	(50)	(1,638)
Prepayment penalties collected	435	228	382

	$11,139	432	10,616

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

December 31, 2003 and 2002

(6)    Office property and equipment

Office property and equipment consist of the following at December 31 (dollars in thousands):

	2003	2002
Leasehold improvements	$6,135	3,342
Furniture and office equipment	10,981	6,421
Computer hardware and software	45,837	30,616

	62,953	40,379
Less accumulated depreciation and amortization	(30,695)	(20,043)

	$32,258	20,336

(7)    Credit facilities and other short-term borrowings

Credit facilities and other short-term borrowings consist of the following at December 31 (dollars in thousands):

	2003	2002
A $570 million master repurchase agreement among New Century Mortgage Corporation, a wholly-owned subsidiary of New Century TRS, NC Capital Corporation, a wholly-owned subsidiary of New Century Mortgage Corporation, and CDC Mortgage Capital Inc. expiring in June 2004, secured by loans receivable held for sale, bearing interest based on a margin over one-month LIBOR	$430,118	$420,317

A $1.3 billion master loan and security agreement among New Century Mortgage Corporation, NC Capital Corporation and Morgan Stanley Mortgage Capital Inc. expiring in December 2004, secured by loans receivable held for sale, bearing interest based on a margin over one-month LIBOR	284,643	149,143

A $50 million master loan and security agreement among New Century Mortgage Corporation, NC Capital Corporation, Citigroup Global Markets Realty Corp., successor to and Salomon Brothers Realty Corp., expiring in December 2004, secured by delinquent loans and REO properties, bearing interest based on a margin over one-month LIBOR	6,789	6,718

A $650 million repurchase agreement between NC Capital Corporation and Citigroup Global Markets Realty Corp., successor to Salomon Brothers Realty Corp., expiring in March 2004, secured by loans receivable held for sale, bearing interest based on a margin over one-month LIBOR	468,809	81,501

A $750 million master repurchase agreement between New Century Funding A, a Delaware business trust, which is a wholly-owned subsidiary of New Century Mortgage Corporation and Bank of America, N.A., expiring in May 2004, secured by loans receivable held for sale, bearing interest based on a margin over one-month LIBOR	697,201	312,754

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

December 31, 2003 and 2002

	2003	2002
A $1.0 billion committed note purchase and security agreement between New Century Funding I, a Delaware business trust which is a wholly-owned subsidiary of New Century Mortgage Corporation and UBS Residential Funding, $250 million of which is uncommitted, expiring in May 2004, secured by loans receivable held for sale, bearing interest based on a margin over one-month LIBOR	994,815	418,577

A $150 million master repurchase agreement between New Century Funding SB-1, a Delaware business trust and wholly-owned subsidiary of New Century Mortgage Corporation, and Citigroup Global Markets Realty Corp., successor to Salomon Brothers Realty Corp., expiring in March 2004, secured by loans receivable held for sale, bearing interest based on a margin over one-month LIBOR	—	—

A $2.0 billion asset-backed commercial paper note facility agreement for Von Karman Funding LLC, a wholly-owned subsidiary of New Century Mortgage Corporation, expiring in September 2006, secured by loans receivable held for sale and cash generated through the sale of loans, bearing interest based on a margin over one-month LIBOR	409,120	—

A $100 million master loan and security agreement between New Century Mortgage Corporation and Greenwich Capital Financial Products, Inc. expiring in September 2004, secured by loans receivable held for sale, bearing interest based on a margin over one-month LIBOR	20,342	—

A $800 million aggregation facility ($400 million of which is uncommitted) from Bear Stearns Mortgage Capital expiring in October 2004, secured by loans receivable held for sale, bearing interest based on a margin over one-month LIBOR.	—	—

Loan sale agreements accounted for as financings:

Federal Home Loan Mortgage Corporation sale of 77.5% participation certificates that expired in January 2003, secured by mortgage loans to be securitized, bearing interest based on a margin over one-month LIBOR	—	384,778

A $111.7 million short-term Loan and Security Agreement from Morgan Stanley Mortgage Capital that expired in February 2003, secured by mortgage loans to be securitized, bearing interest based on a margin over one-month LIBOR	—	111,710

	$3,311,837	1,885,498

The weighted average interest rate on these facilities was 1.99% and 2.42% at December 31, 2003 and 2002, respectively.

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

December 31, 2003 and 2002

The various credit agreements contain certain restrictive financial and other covenants that require the Company to, among other requirements, restrict dividends, maintain certain levels of net worth, liquidity, available borrowing capacity, and debt-to-net worth ratios and to comply with regulatory and investor requirements. To the Company’s knowledge, at December 31, 2003, the Company was in compliance with these covenants.

(8)    Financing on mortgage loans held for investment

When the Company sells loans through securitizations structured as financings, the related bonds are added to its balance sheet. As of December 31, 2003, the financing on mortgage loans held for investment consisted of the following (dollars in thousands):

Securitized bonds	$4,688,921
Short-term financing on retained bond	4,665
2003-NC5 NIM bond	33,969
Deferred bond issue costs	(41,232)

$4,686,323

Interest expense

The following table presents the components of interest expense for the years ended December 31 (dollars in thousands):

	2003	2002	2001
Interest on credit facilities and other short-term borrowings (see note 7)	$75,759	46,396	38,371
Interest on financing on mortgage loans held for investment	36,650	—	—
Interest on convertible notes (see note 9)	4,049	—	—
Interest on residual financing	—	1,249	7,816
Interest on subordinated debt	—	2,171	6,441
Other interest expense	1,117	772	1,499

	$117,575	50,588	54,127

(9)    Convertible notes

In July 2003, the Company closed a private offering of $175 million of Convertible Senior Notes due 2008 pursuant to Rule 144A under the Securities Act of 1933, as amended. The notes bear interest at a rate of 3.50% per year and will be convertible into the Company’s common stock at a conversion price of $34.80 per share. The conversion price represents a 28% premium over the closing share price at the date of issuance. The Company filed a registration statement, which has become effective, to permit the public resale of the notes and the common stock issuable under the notes.

On July 14, 2003, the initial purchasers of the notes exercised their option, in full, to acquire an additional $35 million principal amount of the notes.

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

December 31, 2003 and 2002

In connection with the convertible debt transaction, the Company entered into two agreements to simultaneously purchase an option and sell a warrant on its common stock, both of which terminate in July 2008. The purpose of such transactions was to reduce the economic dilution of the conversion premium. The Company may exercise the option it purchased at any time to acquire 6,034,675 shares of common stock at a strike price of $34.80 per share. The Company sold a warrant to an affiliate of one of the initial purchasers of the notes who may exercise the warrant upon maturity of the notes to purchase from the Company up to 6,034,668 shares of its common stock at a price of $47.59 per share, subject to certain anti-dilution and other customary adjustments. Due to the fact that the contracts may be settled in cash, in shares or in a combination of cash and shares, at the Company’s option, the purchase price of the option purchased of $46.8 million, net of the proceeds from the sale of the warrant of $24.4 million, was recorded as a reduction to stockholders’ equity.

(10)    Notes payable

Notes payable consists of $19.0 million and $16.7 million at December 31, 2003 and 2002, respectively, in equipment financing leases, which are classified as capital leases at rates varying from 6.50% to 9.62%, maturing from June 2004 to October 2006.

The maturities of notes payable at December 31, 2003 are as follows (dollars in thousands):

Due in 2004	$8,987
Due in 2005	7,212
Due in 2006	2,778

$18,977

(11)    Loan servicing

As of December 31, 2003, the Company was servicing 68,646 loans with a total principal balance of $11.6 billion, including $4.7 billion in mortgage loans held for investment, $3.4 billion in mortgage loans held for sale, $0.4 billion in mortgage loans sold on a servicing retained basis, and $3.1 billion in loans serviced on a temporary basis for the purchasers thereof.

(12)    Commitments and contingencies

(a)    Related party

In 1997, the Company entered into employment agreements with the four executive officers at that time—Robert Cole, Brad Morrice, Edward Gotschall and Steven Holder. In January 1999, the agreements were superseded by new employment agreements, extended until December 31, 2002. The new agreements provide that on December 31, 2000 and on each December 31 thereafter, the term of each agreement is automatically extended for one additional year unless either party provides notice prior to such date. On December 27, 2000 Mr. Holder resigned from the Company. For 2001, the remaining three executive officers’ salary was $367,500, plus a $500 per month auto allowance.

On January 1, 2002, the Company and Messrs. Cole, Morrice and Gotschall entered into amended and restated employment agreements superseding the prior agreements. The amended agreements extend until December 31, 2004. Effective January 1, 2002, an additional officer, Patrick Flanagan, was promoted to

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

December 31, 2003 and 2002

executive officer and entered into an employment agreement identical to those of the other three executive officers. On January 1, 2003, and on each January 1 thereafter, the term of each agreement is automatically extended for one additional year unless either party provides notice prior to such date. These executive officers received a salary of $405,175 plus a $550 per month auto allowance for 2003 and a salary of $385,875 plus a $500 per month auto allowance for 2002.

Effective January 1, 2003, an additional officer, Patrick Rank, was promoted to executive officer and entered into an employment agreement identical to those of the other four officers.

In February 1999, the board of directors approved the 1999 Incentive Compensation Plan (the “Incentive Compensation Plan”). The board designed the Incentive Compensation Plan so that the executive officers’ bonuses would qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. The Company’s stockholders approved the Incentive Compensation Plan in May 1999.

The executive officers’ employment agreements provide for two awards for 2001 under the Incentive Compensation Plan: one for the Company’s performance during the first six months of the year, and the second for the Company’s performance for the entire year. The awards base the potential incentive compensation on the ratio (the “Ratio”) of the Company’s earnings (the “Earnings”) to its Total Stockholders’ Equity. For the January 1, 2001 to June 30, 2001 performance period, if the Ratio is at least 9% but less than 18%, each executive officer is entitled to 1.25% of Earnings in excess of 9% of Total Stockholders’ Equity. If the Ratio is at least 18%, each executive officer will receive incentive payments equal to the sum of (i) 1.25% of Earnings in excess of 9% of Total Stockholders’ Equity, plus (ii) 1.75% of Earnings in excess of 18% of Total Stockholders’ Equity. For the January 1, 2001 to December 31, 2001 performance period, if the Ratio is at least 18% but less than 35%, each executive officer is entitled to 1.25% of the Earnings in excess of 18% of Total Stockholders’ Equity. If the Ratio is at least 35%, each executive officer will receive incentive payments equal to the sum of (i) 1.25% of Earnings in excess of 18% of Total Stockholders’ Equity, plus (ii) 1.75% of Earnings in excess of 35% of Total Stockholders’ Equity. The amount of any incentive award paid for the twelve-month performance period will be reduced by any amounts paid for the six-month performance period. Award amounts up to 200% of the executive officers’ current annual salary are paid in cash. Any amounts exceeding 200% of the base salary are paid in restricted stock unless the Committee and the executive officer agree otherwise.

The executive officers’ January 2002 employment agreements provide for two awards under the Incentive Compensation Plan applicable to the years ended December 31, 2002 and 2003: one for the Company’s performance during the first six months of the year, and the second for the Company’s performance for the entire year. The awards base the potential incentive compensation on the ratio of the Company’s Earnings to its Total Stockholders’ Equity, using definitions under the Incentive Compensation Plan. For each six-month performance period, if the Ratio is at least 9% but less than 14%, each executive officer is entitled to 1.125% of Earnings in excess of 9% of Total Stockholders’ Equity for that period. If the Ratio is at least 14% but less than 19%, each executive officer will receive incentive payments equal to the sum of (i) 1.125% of Earnings in excess of 9% but not in excess of 14% of Total Stockholders’ Equity, plus (ii) 0.75% of Earnings in excess of 14% of Total Stockholders’ Equity for that period. If the Ratio is at least 19%, each executive officer will receive incentive payments equal to the sum of (i) 1.125% of Earnings in excess of 9% but not in excess of 14% of Total Stockholders’ Equity, plus (ii) 0.75% of Earnings in excess of 14% but not in excess of 19% of Total Stockholders’ Equity, plus (iii) 0.60% of Earnings in excess of 19% of Total Stockholders’ Equity for

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

December 31, 2003 and 2002

that period. For each 12-month performance period, if the Ratio is at least 18% but less than 28%, each executive officer is entitled to 1.125% of Earnings in excess of 18% of Total Stockholders’ Equity for that period. If the Ratio is at least 28% but less than 38%, each executive officer will receive incentive payments equal to the sum of (i) 1.125% of Earnings in excess of 18% but not in excess of 28% of Total Stockholders’ Equity, plus (ii) 0.75% of Earnings in excess of 28% of Total Stockholders’ Equity for that period. If the Ratio is at least 38%, each executive officer will receive incentive payments equal to the sum of (i) 1.125% of Earnings in excess of 18% but not in excess of 28% of Total Stockholders’ Equity, plus (ii) 0.75% of Earnings in excess of 28% but not in excess of 38% of Total Stockholders’ Equity, plus (iii) 0.60% of Earnings in excess of 38% of Total Stockholders’ Equity for that period. Notwithstanding these calculations, the award for an executive officer for a six-month performance period is capped at 80% of his then current base salary. The amount of any incentive award paid for the twelve-month performance period will be reduced by any amounts paid for the six-month performance period. Award amounts up to 150% of the executive officers’ current annual salary are paid in cash. Any amounts exceeding 150% of the base salary are paid in restricted stock, unless the Committee and the executive officer agree otherwise.

Included in personnel expense for the years ended December 31, 2003, 2002, and 2001, respectively, are $8.4 million, $6.1 million, and $2.2 million, related to the Incentive Compensation Plan.

(b)    Operating leases

The Company and its subsidiaries lease certain facilities under noncancelable operating leases, which expire at various dates through 2009. Total rental expenditures under these leases were approximately $12.3 million, $10.1 million, and $8.2 million for the years ended December 31, 2003, 2002, and 2001, respectively. The Company and its subsidiaries also lease office property and equipment from various equipment leasing companies under operating lease agreements. These operating leases expire from February 2004 to October 2006. Total rental expenditures under these office property and equipment leases were approximately $1.2 million, $2.1 million, and $6.5 million for the years ended December 31, 2003, 2002, and 2001, respectively.

Minimum rental commitments for these leases are as follows (dollars in thousands):

Year ending December 31:
2004	$24,799
2005	20,696
2006	13,774
2007	8,877
2008	3,030
Thereafter	86

$71,262

(c)    Loan commitments

Commitments to fund loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses. Also, external market forces affect the probability of commitments being exercised;

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

December 31, 2003 and 2002

therefore, total commitments outstanding do not necessarily represent future cash requirements. The Company had commitments to fund loans of approximately $3.2 billion and $1.7 billion at December 31, 2003 and 2002, respectively.

The Company regularly quotes interest rates to borrowers, which are generally subject to change by the Company. Although the Company typically honors such interest rate quotes, the quotes do not constitute interest rate locks, minimizing the potential interest rate risk exposure. The interest rate locks that are issued by the Company, however, represent an insignificant portion of its business and are only issued to meet certain regulatory requirements. As of December 31, 2003, interest rate locks outstanding for mortgage loans totaled $107.2 million, or approximately 3.4% of outstanding commitments to fund loans at December 31, 2003. Of these outstanding rate locks, the Company expects that approximately 50% of the loans will ultimately fund. The Company deems the fair value of its interest rate locks to be immaterial.

The Company had commitments to sell loans of $5.5 billion and $700 million at December 31, 2003 and 2002, respectively, to whole loan investors.

(d)    Contingencies

The Company has entered into loan sale agreements with investors in the normal course of business which include representations and warranties customary to the mortgage banking industry. Violations of these representations and warranties may require the Company to repurchase loans previously sold or to reimburse investors for losses incurred. In the opinion of management, the potential exposure related to the Company’s loan sale agreements is adequately provided for in the allowance for losses on sold loans included in accounts payable and accrued liabilities on the consolidated balance sheets.

At December 31, 2003 and 2002 included in accounts payable and accrued liabilities are approximately $9.8 million and $16.9 million, respectively, in allowances for losses related to possible off-balance sheet recourse, repurchase agreement provisions, and repurchases from securitization trusts. The activity in this allowance for the years ended December 31 is summarized as follows (dollars in thousands):

	2003	2002	2001
Balance, beginning of year	$16,904	9,539	6,443
Provision for repurchases losses	5,868	50,654	15,106
Charge-offs, net	(12,929)	(43,289)	(12,010)

Balance, end of year	$9,843	16,904	9,539

(e)    Litigation

In August 2000, the Federal Trade Commission informed New Century Mortgage Corporation (“New Century Mortgage”) that it was conducting an inquiry to determine whether the New Century Mortgage had violated the Fair Credit Reporting Act, Federal Trade Commission Act or other statutes administered by the Commission. The Commission subsequently focused its inquiry on whether the pre-approved credit solicitations our retail units generated complied with applicable law. New Century Mortgage cooperated by providing the requested information to the Commission for its review. New Century Mortgage has received no further requests for information since our last submission over two years ago in September 2001.

In June 2001, New Century Mortgage was served with a class action complaint filed in the U.S. District Court for the Northern District of California by Richard L. Grimes and Rosa L. Grimes. The action seeks rescission, restitution and damages on behalf of the two plaintiffs, others similarly situated and on behalf of the general public for an alleged violation of the Federal Truth in Lending Act, or TILA, and Business & Professions Code §17200. The judge held that New Century Mortgage had not violated the TILA and dismissed the §17200 claim without prejudice. The plaintiffs appealed in February 2002 and in August 2003, the U.S. Court of Appeals ruled that a material issue of fact as to the existence and terms of the contract remained, reversed summary judgment and remanded the case for further proceedings in the District Court. The parties have settled this matter and stipulated to the dismissal of the case. New Century Mortgage’s insurance carrier agreed to pay the settlement amount and the carrier will also be reimbursing New Century Mortgage’s attorneys’ fees and costs incurred through settlement.

In July 2001, Charles Perry Jr. filed a class action complaint against New Century Mortgage and Noreast Mortgage Company, Inc. in the U.S. District Court for the District of Massachusetts. The complaint alleges that certain payments New Century Mortgage makes to mortgage brokers, sometimes referred to as yield spread premiums, violate the federal Real Estate Settlement Procedures Act (“RESPA”). The complaint also alleges that New Century Mortgage induced mortgage brokers to breach their fiduciary duties to borrowers. The Company filed its answer in September 2001. The Company believes the allegations lack merit; especially in light of HUD’s October Policy Statement upholding the use of yield spread premiums. Due to Perry filing bankruptcy, the complaint has been amended twice to add new plaintiffs, Eugene and Margaret Flood. New Century Mortgage filed its response to the second amended complaint in May 2002. The parties have settled this matter. The nominal amount of the settlement did not have a material adverse effect on the Company’s results of operations or financial position.

In December 2001, Sandra Barney filed a class action complaint against New Century Mortgage Corporation (“New Century Mortgage”) in the Circuit Court in Cook County, Illinois. The complaint alleges the unauthorized practice of law and violation of the Illinois Consumer Fraud Act for performing document preparation services for a fee by non-lawyers, and seeks to recover the fees charged for the document preparation, compensatory and punitive damages, attorneys’ fees and costs. New Century Mortgage filed a motion to dismiss in February 2002. The court thereafter consolidated New Century Mortgage’s case with other similar cases filed against other lenders. In August 2002, the court ordered the plaintiffs in all the consolidated cases to dismiss their cases with prejudice. The individual plaintiff filed her notice of appeal in September 2002 and the appeal was then consolidated with 36 similar cases (Jenkins case). Appellate argument was heard on December 2, 2003. The appellate court affirmed the dismissal of the consolidated cases on December 31, 2003. The plaintiff then timely filed a petition for leave to appeal the appellate court’s decision. New Century Mortgage’s response to the petition was filed in February 2004. The Illinois Supreme Court granted leave to appeal the consolidated cases, and consolidated the Jenkins case with a similar appellate action also proceeding in Illinois (King case). The plaintiffs/appellants filed their opening brief in April 2004. New Century Mortgage filed its consolidated response brief in July 2004. The plaintiffs/appellants filed their reply brief and oral argument was heard on September 28, 2004. New Century Mortgage awaits a ruling from the court.

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

December 31, 2003 and 2002

In April 2002, Paul Bernstein filed a class action complaint against New Century Mortgage in the Circuit Court of Cook County, Chicago, Illinois seeking damages for receiving unsolicited advertisements to telephone facsimile machines in violation of the Telephone Consumer Protection Act, 47 U.S.C. §227, and the Illinois Consumer Fraud Act. The plaintiffs filed an amended complaint on May 1, 2003 and on September 18, 2003 the judge granted New Century Mortgage’s motion to dismiss with respect to the Illinois Consumer Fraud Act and permitted the plaintiff to replead on an individual, not consolidated, basis. On September 30, 2003, the plaintiff filed a motion for class certification and second amended complaint. The court has consolidated similar cases into three groups. New Century Mortgage sought and obtained an order permitting it to join other defendants in this consolidated action and file a motion to dismiss the second amended complaint. Oral argument on New Century Mortgage’s consolidated motion was heard on March 30, 2004. The judge dismissed the Illinois Consumer Fraud count. At the class certification hearing on August 10, 2004, the plaintiffs’ motion for class certification was withdrawn and the parties agreed to a settlement in principle. Pursuant to the settlement, the plaintiffs filed a third amended complaint seeking a nationwide class. New Century Mortgage does not believe the settlement will have a material impact on its financial position. New Century Mortgage’s insurance carriers have agreed to defend New Century Mortgage with a reservation of rights.

In September 2002, Robert E. Overman and Martin Lemp filed a class action complaint in the Superior Court for Alameda County, California, against the Company and New Century Mortgage (together, “New Century”), U.S. Bancorp, Loan Management Services, Inc., and certain individuals affiliated with Loan Management Services. The complaint alleges violations of the California Consumers Legal Remedies Act, Unfair, Unlawful and Deceptive Business and Advertising Practices in violation of Business & Professions Code §§17200 and 17500, Fraud-Misrepresentation and Concealment and Constructive Trust/Breach of Fiduciary Duty and damages including restitution, compensatory and punitive damages, and attorneys’ fees and costs. The plaintiffs filed an amended complaint in July 2003 and in September 2003 the judge granted New Century’s demurrer challenging their claims in part. The Consumers Legal Remedies claim was dismissed and the plaintiffs withdrew the Constructive Trust/Breach of Fiduciary Duty claim. New Century filed its answer to the plaintiffs’ amended complaint in September 2003. New Century then filed a §128.7 sanctions motion seeking dismissal of the case. On December 8, 2003, the court granted the motion for sanctions against the plaintiffs for filing a first amended complaint whose allegations against New Century were devoid of evidentiary support and ordered all those claims stricken without prejudice. On January 27, 2004, the court entered a judgment of dismissal without prejudice in favor of New Century. The plaintiffs filed a notice of appeal on February 20, 2004 from the judgment entered in New Century’s favor and the order granting New Century’s motion for sanctions. The plaintiffs also filed a motion with the appellate court to consolidate this appeal with three additional appeals they have sought in similar cases against other lenders. On May 28, 2004, the court denied the motion. The plaintiffs/appellants filed their opening brief on July 12, 2004. The parties stipulated to extend the due date for New Century’s response brief to October 8, 2004.

In April 2003, two former, short-term employees, Kimberly A. England and Gregory M. Foshee, filed a complaint seeking class action status against New Century, Worth Funding Incorporated (now known as New Century Credit Corporation) (“Worth”) and The Anyloan Company (“Anyloan”). The action was removed on May 12, 2003 from the 19th Judicial District Court, Parish of East Baton Rouge, State of Louisiana to the U.S. District Court for the Middle District of Louisiana in response to New Century, Worth and Anyloan’s Petition for Removal. The complaint alleges failure to pay overtime wages in violation of the federal Fair Labor Standards Act. The plaintiffs filed an additional action in Louisiana state court (19th Judicial District Court, Parish of East Baton Rouge) on September 18, 2003, adding James Gray as a plaintiff and seeking unpaid wages under state law, with no class claims. This second action was removed on October 3, 2003 to the U.S. District Court for the Middle District of Louisiana, and was ordered consolidated with the first action. In April 2004, the U.S. District Court unilaterally de-consolidated the James Gray individual action. In September 2003, the plaintiffs also filed a motion to dismiss their claims in Louisiana to enable them to join in a subsequently filed case in Minnesota entitled Klas vs. New Century Financial, et al. New Century, Worth and Anyloan opposed the motion and the court agreed with its position and refused to dismiss the plaintiffs’ case, as it was filed first. The Klas case has now been consolidated with this case and discovery is proceeding. New Century, Worth and Anyloan filed a motion to dismiss Worth and Anyloan as defendants. The court granted the motion to dismiss in April 2004. On June 28, 2004, New Century filed a motion to reject conditional certification of a collective action and awaits a ruling from the court.

In June 2003, New Century was served with a complaint seeking class action status and alleging failure to pay overtime wages in violation of the federal Fair Labor Standards Act. The case was filed in the U.S. District Court, District of Minnesota, by Michael Klas, a former loan officer of New Century Mortgage’s retail branch in Minnesota. New Century filed its answer in July 2003. Discovery thereafter commenced. In September 2003, New Century filed a motion to dismiss, transfer or stay the case due to the fact that similar claims were raised in the earlier filed England case. The court granted New Century’s motion on March 11, 2004, transferring the entire case to Louisiana to be consolidated with the England case.

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

December 31, 2003 and 2002

In October 2003, New Century Mortgage was served with a complaint filed by Canales Jose Ines and Maria S. Marquez seeking class action status filed in the U.S. District Court, Northern District of Illinois. The complaint also named the broker, title company and related parties as defendants: Tamayo Financial Title, Inc., Presidential Title, Inc., Juan Tamayo Jr., Jose Tamayo and Luis Tamayo. The complaint alleged violations of the TILA related to the fees charged for title insurance and recording fees. New Century Mortgage filed its motion to dismiss in December 2003 and the motion was fully briefed in January 2004. On April 5, 2004, the court granted New Century Mortgage’s motion to dismiss and directed the clerk of the court to enter judgment in its favor and terminate the case from the court’s docket. On April 13, 2004, the plaintiffs filed a motion for reconsideration and for leave to amend their complaint. The motion was fully briefed in June 2004. On July 20, 2004, the court denied the plaintiffs’ motion for reconsideration and the plaintiff’s motion for leave to amend. Plaintiffs did not seek to appeal the order dismissing New Century Mortgage, effective since April 2004.

In October 2003, New Century Mortgage was served with a complaint filed by Denise Wade seeking class action status filed in the U.S. District Court, Northern District of Illinois. The complaint was filed by the same attorney as the Ines case and named the broker, title company, and current servicer: Providential Bancorp, Ltd., Jet Title Services, LLC, and Ocwen Federal Bank, FSB. The complaint similarly alleges violations of the TILA related to the fees charged for title insurance and recording fees. New Century Mortgage filed its motion to dismiss in November 2003 and the motion was fully briefed in January 2004. The plaintiff filed a motion to amend in April 2004 and it was fully briefed in June 2004. New Century Mortgage awaits a ruling on both motions. On September 20, 2004, the plaintiff filed a motion for class certification and the court has set a briefing schedule. On September 29, 2004, New Century Mortgage filed a motion to strike, or in the alternative, to stay plaintiffs’ motion for class certification. Discovery as to the individual plaintiff is proceeding.

In December 2003, New Century Mortgage was served with a class action complaint filed by Elaine Lum in the state court in Suffolk County, New York. The complaint alleged that certain payments New Century Mortgage makes to mortgage brokers, sometimes referred to as yield spread premiums, interfered with the contractual relationship between Ms. Lum and her broker. The complaint also sought damages related thereto for fraud, wrongful inducement/breach of fiduciary duty, violation of deceptive acts and practices, unjust enrichment and commercial bribing. The complaint seeks class certification for similarly situated borrowers in the State of New York. New Century Mortgage filed a motion to dismiss on January 30, 2004. The judge granted New Century Mortgage’s motion and dismissed all claims on March 23, 2004. On April 12, 2004, the plaintiff filed a notice of appeal, seeking review of the court’s order granting New Century Mortgage’s motion to dismiss.

In June 2004, New Century was named as a defendant and served with a class action complaint filed by Joseph and Emma Warburton, as plaintiffs, in the United States District Court of New Jersey. The complaint alleges violations of the Real Estate Settlement Procedures Act, the TILA and the New Jersey Consumer Fraud Act, and unjust enrichment. The complaint also alleges certain other violations against defendants unrelated to New Century, including Foxtons, Inc., Foxtons North America, Foxtons Realtor and Foxtons Financial, Inc., referred to collectively as Foxtons, and Worldwide Financial Resources, Inc. The plaintiffs allege, among other things, that Foxtons, acting as their broker, charged fees and received a yield spread premium without disclosing the same to them until the time of closing. The class is defined as all persons in the state of New Jersey who have purchased, or sought to purchase, a home listed for sale by Foxtons and who have paid a prequalification application fee, or who have received and accepted an offer from Foxtons for a fixed interest rate mortgage loan that Foxtons failed to deliver as promised and who have suffered damages as a result. The complaint seeks to enjoin the wrongful conduct alleged, recovery of actual and statutory damages, and attorneys’ fees and costs. The complaint does not specify the amount of damages sought. On July 28, 2004, New Century filed a motion to dismiss the complaint for failure to state a claim. New Century awaits a ruling from the court.

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

December 31, 2003 and 2002

In June 2004, New Century Mortgage was named as a defendant and served with a class action complaint filed by Kristi Lyn Randall, as plaintiff, in the Circuit Court of Cook County, Illinois. The complaint alleges that New Century Mortgage violated Section 4.1a of the Illinois Interest Act by charging more than 3 points on loans with an interest rate of 8% per annum or higher. The complaint also alleges that New Century Mortgage and defendant Nations Title Agency of Illinois, Inc. violated state law by improperly charging certain fees and taxes. The class is defined as all persons who are residents of Illinois who obtained loans from New Century Mortgage (which loans are still outstanding or were paid off within two years prior to the filing of this action) at an interest rate of 8% per annum or higher and were charged more than 3 points on such loans. The complaint seeks recovery of statutory, compensatory, punitive and restitutionary damages, and attorneys’ fees and costs. The complaint does not specify the amount of damages sought. The plaintiff was granted leave to file an amended complaint on July 21, 2004, which adds Robert and Alice Elibasich as plaintiffs. New Century Mortgage filed its answer in August 2004. On August 4, 2004, the plaintiffs filed a motion for immediate class certification and the judge denied the request for immediate relief and set a briefing schedule for class certification. The motion for class certification has been stayed per the Court’s order of September 16, 2004. Discovery is proceeding.

On August 2, 2004, the U.S. Department of Labor, Wage & Hour Division, or DOL, informed New Century Mortgage that it is conducting an investigation to determine whether New Century Mortgage is in compliance with the Fair Labor Standards Act, or FLSA. The DOL has narrowed the scope of its investigation. New Century Mortgage believes it is in compliance with the FLSA and that it properly pays overtime wages.

In October 2004, Debbie Henderson, Florence Obani-Nwibari, Noble Obani-Nwibari, Emmer Hardy, James D. Hardy, Subbaiah Chalevendra, Rafael F. Herrara and Sandra G. Martinez filed a class action complaint against New Century Mortgage, First Horizon Home Loan Corporation, Master Financial, Inc., Mortgage Lenders Network USA, Inc., Hillsboro Title Company, Inc. and American Mortgage Corporation in the Circuit Court in St. Louis County, Missouri. The complaint alleges the unauthorized practice of law in violation of Missouri state law and the Real Estate Settlement Procedures Act (RESPA) for performing document preparation services in the state of Missouri for a fee by non-lawyers, and seeks to recover the fees charged for the document preparation, compensatory and punitive damages, attorneys’ fees and costs.

The Company and its subsidiaries are also a party to various legal proceedings arising out of the ordinary course of its business. Management believes that any liability with respect to these legal actions, individually or in the aggregate, will not have a material adverse effect on its business, results of operation or financial position.

(13)    Income taxes

Components of the Company’s provision for income taxes for the years ended December 31 are as follows (dollars in thousands):

	2003	2002	2001
Current:
Federal	$221,964	129,538	7,449
State	54,152	25,671	1,644

	276,116	155,209	9,093

Deferred:
Federal	(78,386)	(24,978)	21,983
State	(19,961)	(3,595)	4,388

	(98,347)	(28,573)	26,371

	$177,769	126,636	35,464

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

December 31, 2003 and 2002

Actual income taxes differ from the amount determined by applying the statutory Federal rate of 35% for the years ended December 31 to earnings before income taxes as follows (dollars in thousands):

	2003	2002	2001
Computed “expected” income taxes	$148,141	107,218	29,219
State tax, net of Federal benefit	23,795	14,349	3,921
Other	5,833	5,069	2,324

	$177,769	126,636	35,464

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31 are as follows (dollars in thousands):

	2003	2002
Deferred tax assets:
Allowance for loan losses	$8,441	8,938
State taxes	18,443	7
Office property and equipment	—	1,453
Net operating loss carryover	2,042	2,038
Noncash gain from securitization	44,400	—
Fair value adjustment on loans held for sale	24,323	9,194
Other	1,261	—

	98,910	21,630

Deferred tax liabilities:
Noncash gain from securitization	—	27,310
Office property and equipment	1,612	—
Deferred loan fees	3,370	—

	4,982	27,310

Net deferred income tax asset (liability)	$93,928	(5,680)

As of December 31, 2003, the Company had Net Operating Loss (“NOL”) carryforwards for federal and state purposes of $5.7 and $1.0 million, respectively, which are available to offset future taxable income, if any, through 2020 and 2007, respectively.

There was no valuation allowance for deferred tax assets at December 31, 2003 or 2002.

Deferred tax assets are initially recognized for differences between the financial statement carrying amount and the tax bases of assets and liabilities which will result in future deductible amounts and operating loss and tax credit carryforwards. A valuation allowance is then established to reduce that deferred tax asset to the level at which it is “more likely than not” that the tax benefits will be realized. Realization of tax benefits of deductible temporary differences and operating loss or tax credit carryforwards depends on having sufficient taxable income of an appropriate character within the carryback and carryforward periods. Sources of taxable income of an appropriate character that may allow for the realization of tax benefits include: (1) taxable income in the current year or prior years that is available through carryback, (2) future taxable income that will result from the reversal of existing

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

December 31, 2003 and 2002

taxable temporary differences, (3) future taxable income generated by future operations and (4) tax planning strategies that, if necessary, would be implemented to accelerate taxable income into years in which net operating losses might otherwise expire.

Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize deferred tax assets existing at December 31, 2003 and 2002.

Currently, the Company is under examination by the Internal Revenue Service for tax years ending December 31, 1998 through December 31, 2001. Based on information currently available, management does not believe the outcome of this examination will have a material impact on the financial position or results of operations of the Company.

(14)    Employee benefit plans

On July 1, 1996, the Company established the New Century Financial Corporation 401(k) Profit Sharing Plan (the “401(k) Plan”) for the benefit of eligible employees and their beneficiaries. The 401(k) Plan is a defined contribution 401(k) plan which allows eligible employees to save for retirement through pretax contributions. Under the 401(k) Plan, employees of the Company may contribute up to the statutory limit. Effective January 1, 2003, the Company increased the matching from 25% to 50% of the first 6% of compensation contributed by the employee. An additional Company contribution may be made at the discretion of the Company. Contributions to the 401(k) Plan by the Company for the years ended December 31, 2003, 2002, and 2001 were $4.3 million, $1.1 million, and $713,000, respectively.

In October 1997, the Company established the New Century Financial Corporation Employee Stock Purchase Plan (the “Plan”) for the benefit of eligible employees. The Plan is a compensatory plan as defined in accordance with APB 25. The plan allows employees to contribute, through payroll deductions, to the Plan. At the end of each plan period, the employees purchase stock at a price equal to 90% of the lesser of the market price at the beginning and end of the plan period. Since its inception, the Company has issued 526,154 shares of common stock under the Plan.

In December 1998, the Company established the New Century Financial Corporation Deferred Compensation Plan for the benefit of eligible employees. This plan allows eligible employees to defer payment of a portion of their salary to future years. The Company does not contribute to this plan.

(15)    Stockholders’ equity

(a)    Convertible preferred stock

In November 1998, the Company issued 20,000 shares of Series 1998-A convertible preferred stock to US Bancorp. The Company received $20.0 million from this issue. The holders of Series 1998-A preferred stock were entitled to convert each share of Series 1998-A preferred stock into 136.24 shares of common stock. The Series 1998-A preferred stock earned a dividend at a rate of 7.5% per annum, payable quarterly. In July 1999, the Company issued 20,000 shares of Series 1999-A convertible preferred stock to US Bancorp. The Company received $20.0 million from this issue. The holders of Series 1999-A preferred stock were entitled to convert each share of Series 1999-A preferred stock into 69.98 shares of common stock. The Series 1999-A preferred stock earned a dividend at a rate of 7.0%

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

December 31, 2003 and 2002

per annum, payable quarterly. In March 2002, the Company repurchased and subsequently canceled 7,144 shares of preferred stock and paid $7.0 million. In April 2002, the remaining preferred stock was converted to common stock.

(b)    Common stock

In January 2001, the Company issued 17,879 shares of common stock in connection with the acquisition of Worth.

In February 2001, the Company issued 228,000 shares of restricted stock to certain employees. The Company recorded $1.5 million in deferred compensation expense and additional paid-in capital at that date. The restricted stock vests over a three year period. Included in personnel expense for the year ended December 31, 2003 is $335,000 related to the amortization of deferred compensation expense.

In July 2001, the Company issued 2,163,462 shares in connection with a private placement of shares, for which the Company received $14.1 million in cash, after deducting offering expenses.

In August 2001, the Company issued 93,000 shares of restricted stock to certain of its employees. The Company recorded $671,000 in deferred compensation expense and additional paid-in capital at that date. The restricted stock vests over a three year period. Included in personnel expense for the year ended December 31, 2003 is $224,000 related to amortization of deferred compensation expense.

In October 2001, the Company issued 4.8 million shares of common stock in connection with a secondary public offering. In addition, the Company issued 787,500 shares to cover the underwriters’ over-allotment option. The Company received $37.8 million in cash from this transaction, after deducting offering expenses.

In December 2001, the Company declared a cash dividend of $0.03 per share for stockholders of record on January 15, 2002. The dividend was paid on January 31, 2002.

In February 2002, the Company declared a cash dividend of $0.03 per share. The dividend was paid on April 30, 2002 to stockholders of record on April 15, 2002. Also in April, the Company repurchased 31,500 shares of restricted stock as a result of certain employee terminations. The Company recorded $252,000 in reversal of deferred compensation costs and additional paid-in capital at that date.

In March 2002, the Company issued 8,498 shares of restricted stock each to three executive officers—Robert Cole, Brad Morrice and Edward Gotschall. The Company recorded $291,000 in deferred compensation expense and additional paid-in capital at that date. The restricted stock vests over a three year period. Included in personnel expense for the year ended December 31, 2003 is $97,000 related to amortization of deferred compensation expense.

In April 2002, the Company issued 240,000 shares of restricted stock to certain of its employees. The Company recorded $2.5 million in deferred compensation expense and additional paid-in capital at that date. The restricted stock vests over a three year period. Included in personnel expense for the year ended December 31, 2003 is $848,000 related to amortization of deferred compensation expense.

In June 2002, the Company declared a cash dividend of $0.03 per share. The dividend was paid on July 31, 2002 to stockholders of record on July 15, 2002.

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

December 31, 2003 and 2002

In June 2002, the Company issued 114,509 shares of common stock in connection with its obligations under the Worth acquisition agreement.

In August 2002, the Company issued 64,901 shares of restricted stock to certain of its employees. The Company recorded $953,000 in deferred compensation expense and additional paid-in capital at that date. The restricted stock vests over a three year period. Included in personnel expense for the year ended December 31, 2003 is $318,000 related to amortization of deferred compensation expense.

In September 2002, the Company declared a cash dividend of $0.03 per share. The dividend was paid on October 29, 2002 to stockholders of record on October 15, 2002.

In December 2002, the Company declared a cash dividend of $0.07 per share. The dividend was paid on January 31, 2003 to stockholders of record on January 15, 2003. On January 21, 2003, the Company issued 62,970 shares of restricted stock to four of its executive officers under the 1999 Incentive Compensation Plan. The restricted stock vests over a three year period. Included in personnel expense for the year ended December 31, 2003 is $1,436,000 related to amortization of deferred compensation expense.

On February 27, 2003, the Company issued 10,500 shares of restricted stock to one of its senior officers under the 1995 Incentive Compensation Plan. The restricted stock vests over a three year period. Included in personnel expense for the year ended December 31, 2003 is $53,000 related to amortization of deferred compensation expense

In March 2003, the Company declared a cash dividend of $0.07 per share. The dividend was paid on April 30, 2003 to stockholders of record on April 15, 2003.

On April 30, 2003, the Company issued 1,729 shares of restricted stock to one of its senior officers under the 1999 Incentive Compensation Plan. The restricted stock vests over a three year period. Included in personnel expense for the year ended December 31, 2003 is $5,000 related to amortization of deferred compensation expense.

In May 2003, the Company declared a cash dividend of $0.10 per share. The dividend was paid on July 31, 2003 to stockholders of record on July 15, 2003.

On July 31, 2003, the Company issued 3,959 shares of restricted stock to one of its senior officers under the 1999 Incentive Compensation Plan. The restricted stock vests over a three year period. Included in personnel expense for the year ended December 31, 2003 is $10,000 related to amortization of deferred compensation expense.

In October 2003, the Company declared a cash dividend of $0.10 per share. The dividend was paid on October 31, 2003 to stockholders of record on October 15, 2003.

In December 2003, the Company declared a cash dividend of $0.16 per share. The dividend was paid on January 30, 2004 to stockholders of record on January 15, 2004.

Included in personnel expenses for the years ended December 31, 2003, 2002, and 2001 is $3,326,000, $1,468,000, and $545,000 respectively, related to the amortization of deferred compensation.

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

December 31, 2003 and 2002

(c)    Warrants

In May 1997, the Company issued to Comerica Bank warrants to purchase 100,000 shares of common stock at $11.00 per share and in September 1997, the Company issued an additional 50,000 warrants at $11.00 per share pursuant to the completion of certain services by Comerica Bank with respect to servicing the Company’s loans. The warrants granted are exercisable over five years, and were fully vested at December 31, 2000. The Company valued the warrants at $675,000 on the measurement date. As of December 31, 1999, the value of the warrants had been amortized as general and administrative expenses. The last 50,000 warrants were exercised during 2002.

(d)    Treasury stock

The Company’s Stock Repurchase Program authorizes the repurchase of up to 5.8 million shares. From inception of the Program through December 31, 2003, the Company had repurchased 4.2 million shares. The Company periodically directs its stock transfer agent to cancel repurchased shares. All repurchased common shares were canceled as of December 31, 2003, except for 377,500 shares which are included in treasury stock.

(e)    Stock split

On May 21, 2003, the Board of Directors approved a three-for-two stock split of the Company’s common stock in the form of a stock dividend payable on July 11, 2003 to stockholders of record at the close of business on June 12, 2003, the record date. On July 11, 2003 each eligible stockholder received one share of common stock for every two whole shares of common stock owned by the applicable stockholder as of the record date and a cash payment in lieu of any fractional shares of common stock owned by the applicable stockholder on such date. Unless specifically indicated otherwise, all share and per share data in this report reflect the stock split.

(f)    Minimum net worth

The Company’s mortgage banking business is subject to the rules and regulations of the Department of Housing and Urban Development (“HUD”), Fannie Mae, Freddie Mac, and state regulatory authorities with respect to originating, processing, selling and servicing mortgage loans. Those rules and regulations require, among other things, that the Company maintain a minimum net worth of $250,000. As of December 31, 2003, the Company was in compliance with these requirements.

(g)    Option / warrant

In connection with the convertible debt transaction, the Company entered into two agreements to simultaneously purchase an option and sell a warrant on its common stock. The Company may exercise the option it purchased at any time to acquire 6,034,675 shares of common stock at a strike price of $34.80 per share. The Company sold a warrant to an affiliate of one of the initial purchasers of the notes who may exercise the warrant upon maturity of the notes to purchase from the Company up to 6,034,668 shares of its common stock at a price of $47.59 per share, subject to certain anti-dilution and other customary adjustments. The warrant may be settled in cash, in shares or in a combination of cash and shares, at the Company’s option. The purchase price of the option purchased ($46.8 million), net of the proceeds from the sale of the warrant ($24.4 million), totaled $22.4 million and was recorded as a reduction of stockholders’ equity.

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

December 31, 2003 and 2002

(16)    Stock options

In 1995, the Company adopted and received stockholders’ approval of the qualified 1995 Stock Option Plan (the Plan) pursuant to which the Company’s board of directors may grant stock options to officers and key employees. The Plan authorizes grants of options to purchase up to 9.75 million shares of authorized but unissued common stock. Stock options granted under the Plan have terms of ten years and vest over a range from December 1996 to December 2007. The Company has also issued the following grants of nonqualified stock options outside the Plan: (i) 180,000 granted to certain executive officers of the Company in December 1996, vesting over a three-year period and expiring ten years from the grant date, (ii) 11,250 granted to a former director of the Company in May 1997, vesting over five years and expiring ten years from the grant date, (iii) 15,000 granted to a nonemployee director of the Company in September 1998, vesting over five years and expiring ten years from the grant date, and (iv) 45,000 granted to two nonemployee directors of the Company in May 1999, vesting over five years and expiring ten years from the grant date. At December 31, 2003, there were 75,000 non-qualified stock options still outstanding outside the plan. All stock options are granted with an exercise price not less than the stock’s fair market value at the date of grant. At December 31, 2003, there were 1,392,348 shares available for grant under the Plan. Of the options outstanding at December 31, 2003 and 2002, 1,729,800 and 1,393,068, respectively, were exercisable with weighted average exercise prices of $7.48 and $6.37, respectively.

Stock options activity during the years ended December 31 is as follows:

	Number of shares	Weighted average exercise price
Balance at December 31, 2000	3,297,392	$6.17
Granted	1,448,625	6.98
Exercised	(524,153)	4.31
Canceled	(397,989)	8.75

Balance at December 31, 2001	3,823,875	6.51
Granted	2,266,875	12.38
Exercised	(894,971)	6.47
Canceled	(353,204)	8.25

Balance at December 31, 2002	4,842,575	9.11
Granted	1,217,500	23.50
Exercised	(841,456)	9.97
Canceled	(158,501)	14.02

Balance at December 31, 2003	5,060,118	12.54

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

December 31, 2003 and 2002

At December 31, 2003, the range of exercise prices, the number outstanding, weighted average remaining term and weighted average exercise price of options outstanding and the number exercisable and weighted average price of options currently exercisable are as follows:

Range of exercise prices	Number outstanding	Average remaining term	Average exercise price	Number exercisable	Average exercise price
$ 0.33– 5.00	463,020	3.33	$4.68	466,246	$4.68
5.07– 5.59	106,577	5.69	5.24	70,390	5.33
6.00– 6.42	17,739	6.84	6.39	7,445	6.34
6.63– 6.79	882,005	7.51	6.66	410,880	6.66
7.17– 7.83	595,473	6.20	7.51	314,148	7.44
8.00– 8.50	116,775	5.14	8.39	104,475	8.41
9.10– 9.27	458,500	8.14	9.11	88,000	9.11
10.00–10.83	337,500	8.16	10.47	118,125	10.47
11.33–12.17	13,425	5.30	12.04	9,488	11.99
14.43–14.62	628,753	8.68	14.53	82,977	14.56
16.25–17.83	142,750	8.80	16.90	16,500	16.26
18.65–18.66	621,851	8.85	18.66	41,126	18.65
19.47–19.83	41,250	9.22	19.80	—	—
24.02–26.97	582,500	9.48	26.63	—	—
37.53–37.53	52,000	9.84	37.53	—	—

	5,060,118			1,729,800

(17)    General and administrative expenses

A summary of general and administrative expenses for the year ended December 31 is as follows (dollars in thousands):

	2003	2002	2001
Occupancy	$16,761	13,866	10,578
Depreciation and amortization	11,979	9,010	5,897
Telephone	8,239	5,737	4,315
Postage and courier	5,737	4,168	3,340
Travel, entertainment, and conferences	12,975	9,740	4,634
Servicing	9,458	3,943	2,209
Equipment rental	1,186	2,090	6,483
Data processing	1,826	664	1,795
Office supplies	5,510	2,939	1,831
Small equipment	5,786	3,778	769
Other administrative expenses	25,844	13,660	10,936

	$105,301	69,595	52,787

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

December 31, 2003 and 2002

(18)    Fair value of financial instruments

The Company estimates the fair value of financial instruments using available market information and appropriate valuation methods. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions or estimation methods may have a material impact on the estimated fair value amounts.

The estimated fair values of the Company’s financial instruments as of December 31 are as follows (dollars in thousands):

	2003
	Carrying value	Fair value
Financial assets:
Cash and cash equivalents	$269,540	269,540
Restricted cash	116,883	116,883
Mortgage loans receivable held for sale, net	3,422,211	3,535,353
Mortgage loans held for investment, net	4,745,937	4,924,441
Residual interests in securitizations	179,498	179,498
Interest rate cap contracts	3,521	3,521
Financial liabilities:
Warehouse and aggregation lines of credit	$3,311,837	3,311,837
Financing on mortgage loans held for investment	4,686,323	4,686,323
Convertible notes, net	204,858	278,972
Notes payable	18,977	18,977
Euro futures contracts	7,865	7,865

	2002
	Carrying value	Fair value
Financial assets:
Cash and cash equivalents	$176,669	176,669
Restricted cash	6,255	6,255
Mortgage loans held for sale, net	1,920,396	1,974,833
Residual interests in securitizations	246,964	246,964
Financial liabilities:
Credit facilities	$1,885,498	1,885,498
Notes payable	16,699	16,699
Euro Dollar Futures Contracts	4,599	4,599

The following methods and assumptions were used in estimating the Company’s fair value disclosures for financial instruments.

Cash and cash equivalents:    The fair value of cash and cash equivalents approximates the carrying value reported in the balance sheet.

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

December 31, 2003 and 2002

Restricted cash:    The fair value of restricted cash approximates the carrying value reported in the balance sheet.

Mortgage loans held for sale:    The fair value of mortgage loans held for sale is determined in the aggregate based on outstanding whole loan commitments from investors or current investor yield requirements.

Mortgage loans held for investment:    The fair value of mortgage loans held for investment is determined by calculating the net present value of estimated future cash flows using a discount rate commensurate with the risks involved.

Residual interests in securitizations:    The fair value of residual interests in securitizations is determined by calculating the net present value of estimated future cash flows using a discount rate commensurate with the risks involved.

Interest rate cap contracts:    The fair value of interest rate cap contracts is determined based on a market quote.

Credit facilities:    The carrying value reported in the balance sheet approximates fair value as the credit facilities bear interest at a rate that approximates current market interest rates for similar types of credit.

Financing on mortgage loans held for investment:    The fair value of financing on mortgage loans held for investment approximates the carrying value reported in the balance sheet as the financing bears interest at a rate that approximates current market interest rates for similar types of credit.

Convertible notes:    The fair value of convertible notes is based on the current market price of the notes.

Notes payable:    The fair value of notes payable approximates the carrying value reported in the balance sheet as the notes bear interest at a rate that approximates current market interest rates for similar types of credit.

Euro Dollar Futures Contracts:    The fair value of Euro Dollar Futures Contracts is determined based on a market quote.

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

December 31, 2003 and 2002

(19)    Condensed financial information of parent company

The following is condensed information as to the financial condition, results of operations and cash flows of New Century Financial Corporation:

Condensed balance sheets

	December 31
	2003	2002
	(Dollars in thousands)
Assets
Cash and cash equivalents	$10,441	6,333
Investment in and receivable from subsidiaries	746,627	383,781
Other assets	—	1

	$757,068	390,115

Liabilities and Stockholders’ Equity
Convertible notes, net	$204,858	—
Other liabilities	10,199	3,565
Stockholders’ equity	542,011	386,550

	$757,068	390,115

Condensed statements of operations

	2003	2002	2001
	(Dollars in thousands)
Interest income	$7,489	5,485	4,621
Equity in undistributed earnings of subsidiaries	247,741	179,483	47,226

	255,230	184,968	51,847

Personnel	4,909	2,350	823
Interest expense	4,049	—	—
General and administrative	1,511	1,760	1,758
Professional services	913	993	679

	11,382	5,103	3,260

Earnings before income taxes	243,848	179,865	48,587
Income taxes (benefit)	(1,635)	165	567

Net earnings	$245,483	179,700	48,020

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

December 31, 2003 and 2002

Condensed statements of cash flows

	2003	2002	2001
	(Dollars in thousands)
Cash flows from operating activities:
Net earnings	$245,483	179,700	48,020
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	3,869	1,468	545
Decrease (increase) in other assets	1	(1)	—
Increase (decrease) in other liabilities	8,598	450	(1,700)
Equity in undistributed earnings of subsidiaries	(247,741)	(179,483)	(47,226)

Net cash provided by (used in) operating activities	10,210	2,134	(361)

Cash flows from investing activity:
Decrease (increase) in investment in and receivables from subsidiaries	(115,105)	46,113	(49,341)
Cash flows from financing activities:
Proceeds from issuance of stock	10,595	7,127	54,516
Convertible debt proceeds, net	204,315	—	—
Proceeds from sale of warrant	24,389	—	—
Purchase of option	(46,819)	—	—
Purchase of treasury stock	(71,962)	(45,382)	(1,064)
Dividends paid on common stock	(11,515)	(4,552)	—
Dividends paid on preferred stock	—	(725)	(2,900)

Net cash provided by (used in) financing activities	109,003	(43,532)	50,552

Net increase in cash and cash equivalents	4,108	4,715	850

Cash and cash equivalents, beginning of period	6,333	1,618	768

Cash and cash equivalents, end of period	$10,441	6,333	1,618

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

December 31, 2003 and 2002

(20)    Earnings per share

The following table illustrates the computation of basic and diluted earnings per share (dollars in thousands, except share and per share amounts):

	2003	2002	2001
Numerator:
Net earnings	$245,483	179,700	48,020
Less preferred stock dividends	—	442	2,900

Earnings available to common stockholders	$245,483	179,258	45,120
Denominator:
Denominator for basic earnings per share:
Weighted average common shares outstanding	33,835,127	34,564,656	24,721,679
Effect of dilutive securities:
Convertible preferred stock	—	1,608,666	6,186,600
Restricted stock awards	267,492	240,801	240,305
Warrants	—	15,822	—
Stock options	3,307,806	2,467,127	481,292

Denominator for diluted earnings per share	37,410,425	38,897,072	31,599,876

Basic earnings per share	$7.26	5.19	1.83
Diluted earnings per share	6.56	4.62	1.52

For 2001, 955,037 stock options and 50,000 warrants whose exercise price exceeded the average market price of the common shares are excluded from calculation of the dilutive number of shares.

For 2002, 201,000 stock options whose exercise price exceeded the average market price of the common shares are excluded from calculation of the dilutive number of shares.

For 2003, 52,000 stock options and a warrant for 6.0 million shares whose exercise price exceeded the average market price of the common shares are excluded from calculation of the dilutive number of shares. The 6.0 million shares issuable under the convertible note transaction are also excluded because the contingent conversion criteria have not been met.

(21)    Segment and related information

The operating segments reported below are the segments of the Company for which separate financial information is available and for which revenues and operating income amounts are evaluated regularly by management in deciding how to allocate resources and in assessing performance. The accounting policies of the business segments are generally the same as those described in the summary of significant accounting policies.

Segment revenues and operating income amounts are evaluated and include the estimated fair value of mortgage loans originated assuming they were sold, servicing and other income, net interest income from on-balance sheet securitizations. Estimated fair value of mortgage loans originated represents the amount in excess of the segment’s basis in its loan production that would be generated assuming the mortgage loans were sold.

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

December 31, 2003 and 2002

Certain amounts are not evaluated at the segment level and are included in the segment net operating income reconciliation below. The unallocated gain represents the difference between the segment’s fair value of mortgage loans originated as if they were sold and the actual gain recorded by the Company.

Management does not identify assets to the segments and evaluates assets only at the consolidated level. As such, only operating results for the segments are included herein.

For the fiscal years ended December 31, 2003, 2002, and 2001:

	2003	2002	2001
Funding volume
Wholesale	$25,187,569	12,392,562	5,069,312
Retail	2,195,269	1,808,934	1,175,659

	$27,382,838	14,201,496	6,244,971

Mortgage loans held for investment	$4,946,781	—	—
Segment revenues:
Wholesale	$833,811	480,869	181,152
Retail	182,654	166,523	99,145
Mortgage loans held for investment	104,706	—	—
Servicing & other	35,382	28,225	48,018

Total segment revenues	$1,156,553	675,617	328,315

Segment net operating income:
Wholesale	$455,614	267,043	89,182
Retail	20,816	42,044	8,131
Mortgage loans held for investment	41,752	—	—
Servicing & other	13,143	20,415	30,587

Total segment net operating income	$531,325	329,502	127,900

Segment net operating income reconciliation:
Total segment net operating income	$531,325	329,502	127,900
Net interest income on mortgage loans held for sale	143,832	71,742	8,579
Elimination of allocated gain on sale	(221,229)	(77,599)	(37,709)
Unallocated shared general and administrative expenses	(30,676)	(17,309)	(15,286)

Total consolidated income before taxes	$423,252	306,336	83,484

NEW CENTURY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

December 31, 2003 and 2002

(22)    Selected quarterly financial data (unaudited)

Selected quarterly financial data are presented below by quarter for the years ended December 31, 2003 and 2002 (dollars in thousands, except per share amounts):

	March 31, 2003	June 30, 2003	September 30, 2003	December 31, 2003
Gain on sale of loans	$125,802	146,282	163,630	175,422
Interest income	46,148	59,715	84,988	138,612
Residual interest income	6,565	6,119	5,898	5,646
Servicing and other income	2,473	3,348	2,398	2,920

Total revenues	180,988	215,464	256,914	322,600
Operating expenses:
Personnel	49,179	50,449	72,546	76,622
Interest	17,551	19,749	27,934	52,341
General and administrative	24,083	26,019	23,371	31,828
Provision for loan losses on mortgage loans held for investment	3,182	4,504	8,113	10,505
Advertising and promotion	6,187	6,388	6,562	6,981
Professional services	2,749	4,221	6,837	14,813

Total expenses	102,931	111,330	145,363	193,090
Earnings before income taxes	78,057	104,134	111,551	129,510
Income taxes	32,318	43,319	46,673	55,459

Net earnings	$45,739	60,815	64,878	74,051

Basic earnings per share	$1.33	1.78	1.92	2.24
Diluted earnings per share	1.23	1.61	1.75	2.00

	March 31, 2002	June 30, 2002	September 30, 2002	December 31, 2002
Gain on sale of loans	$78,433	103,587	128,401	141,323
Interest income	25,977	28,941	29,511	37,902
Other income	7	—	1	8
Residual interest income	7,840	8,328	8,392	7,163
Servicing income	41	21	73	297

Total revenues	112,298	140,877	166,378	186,693
Operating expenses	59,035	68,137	78,689	94,049

Earnings before income taxes	53,263	72,740	87,689	92,644
Income taxes	22,345	29,823	36,171	38,297

Net earnings	$30,918	42,917	51,518	54,347

Basic earnings per share	$0.99	1.21	1.41	1.53
Diluted earnings per share	0.81	1.09	1.30	1.43